                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-51087
PROSPECTUS

                             BEAZER HOMES USA, INC.
           OFFER TO EXCHANGE ITS 8 7/8% SENIOR NOTES DUE 2008, WHICH
             HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                 AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING
                          8 7/8% SENIOR NOTES DUE 2008

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 8,
                             1998, UNLESS EXTENDED.

Beazer Homes USA, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 8 7/8% Senior Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for an equal principal amount of its outstanding 8 7/8% Senior Notes due 2008 (the "Old Notes"), of which $100.0 million principal amount is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on June 8, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer.

The Exchange Notes will be obligations of the Company evidencing the same debt as the Old Notes and will be entitled to the benefits of the same indenture, dated as of March 25, 1998 (the "Indenture"), between the Company and U.S. Bank Trust National Association (formerly known as First Trust National Association), as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

The Exchange Notes will bear interest from March 20, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders, since the Exchange Notes will bear interest from the issue date of the Old Notes.

Interest on the Exchange Notes will be payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 1998. The Exchange Notes will mature on April 1, 2008. Except as set forth below, the Exchange Notes will not be redeemable prior to April 1, 2003. Thereafter, the Exchange Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to April 1, 2001, the Company may, subject to certain requirements, redeem up to 35% of the original aggregate principal amount of the Exchange Noes with the net cash proceeds of one or more Equity Offerings (as defined herein), at 108.875% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; PROVIDED, that at least $65 million of Notes remain outstanding immediately after any such redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of the Exchange Notes may require the Company to repurchase such holder's Exchange Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of repurchase. See "Description of Notes-Change of Control."

Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

There has been no public market for the Old Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on a national securities exchange or quotation system. There can be no assurance that an active public market for the Exchange Notes will develop.

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR"), which is publicly available through the Commission's web site (http://www.sec.gov).

    The Company's Common Stock and Series A Preferred Stock is traded on the New York Stock Exchange (the "NYSE") and reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of the NYSE at 20 Broad Street, New York New York 10005.

    The Company intends to furnish to each holder of the Exchange Notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law.

    The principal executive offices of the Company are located at 5775 Peachtree Dunwoody Road, Suite C-550, Atlanta, Georgia 30342, and its telephone number is
(404) 250-3420.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

    This Prospectus contains "forward-looking statements" within the meaning of the federal securities law. These forward-looking statements include, among others, statements concerning the Company's outlook for the future, overall and market specific trends, the Company's expectations as to funding its capital expenditures and operations, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The forward-looking statements in this Prospectus are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Significant factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: (i) economic changes nationally or in one of the Company's local markets; (ii) volatility of mortgage interest rates; (iii) increased competition in some of the Company's local markets; (iv) increased prices for labor, land and raw materials used in the production of houses; (v) increased land development costs of projects under development; (vi) any delays in reacting to changing consumer preference in home design; and (vii) delays or difficulties in implementing the Company's initiatives to reduce its production and overhead cost structure.

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               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 1-12822) pursuant to the Exchange Act are incorporated herein by reference:

        (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997;

        (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997;

       (iii) the Company's Current Report on Form 8-K dated March 10, 1998;

        (iv) the Company's Current Report on Form 8-K dated March 19, 1998; and

        (v) the Company's Current Report on Form 8-K dated March 31, 1998.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date such documents are filed.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF EACH DOCUMENT INCORPORATED HEREIN BY REFERENCE. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO IAN J. MCCARTHY, PRESIDENT AND CHIEF EXECUTIVE OFFICER, BEAZER HOMES USA, INC., 5775 PEACHTREE DUNWOODY ROAD, SUITE C-550, ATLANTA, GEORGIA 30342.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. EXCEPT WHERE OTHERWISE INDICATED, THE "COMPANY" OR "BEAZER" MEANS BEAZER HOMES USA, INC. AND ALL OF ITS SUBSIDIARIES.

THE COMPANY

    Beazer Homes USA, Inc. ("Beazer" or the "Company") designs, builds and sells single family homes in the Southeast, Southwest and Central regions of the United States and, based on home closings, is one of the ten largest builders of single family detached homes in the nation. The Company's Southeast region includes Georgia, North Carolina, South Carolina, Tennessee and Florida, its Southwest region includes Arizona, California and Nevada and its Central region includes Texas. The Company's homes are designed to appeal primarily to entry-level and first time move-up home buyers. For the twelve months ended December 31, 1997, the Company had 5,710 home closings, revenues of approximately $845.6 million and EBITDA (as defined) of approximately $40.7 million.

    The Company's objective is to provide its customers with homes that incorporate quality and value while seeking to maximize its return on invested capital. To achieve this objective, the Company has developed a business strategy which focuses on the following elements:

        GEOGRAPHIC DIVERSITY AND GROWTH MARKETS. The Company competes in a large number of geographically diverse markets and attempts to react quickly to allocate capital to those markets which it believes provide attractive growth characteristics and opportunities for superior returns. The majority of the Company's markets have experienced significant population and employment growth in recent years. Seven of the nine states in which the Company operates were ranked among the top ten for population growth for the years 1995 through 2000 as projected by the U.S. Census Bureau. The Company strives to maintain a strong competitive position in all of its markets and believes that it is among the top five single family homebuilders in the majority of such markets. Within these markets, the Company builds homes in a variety of projects, typically with fewer than 150 homesites per project.

        QUALITY HOMES FOR ENTRY-LEVEL AND FIRST TIME MOVE-UP HOME BUYERS. The Company seeks to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. The Company focuses on entry-level and first time move-up home buyers because it believes they represent the largest segment of the homebuilding market. In addition, the Company seeks to customize its homes to individual home buyers through the use of design options and upgrades, many of which are sold through the centralized design centers recently opened by the Company in the majority of its markets. The Company believes that through the increased sale of options and upgrades it can improve both the value of its homes to its customers and its profit margins. During fiscal 1997, the average sales price of the Company's homes closed was approximately $147,100.

        DECENTRALIZED OPERATIONS WITH EXPERIENCED MANAGEMENT. The Company believes its in-depth knowledge of its local markets enables it to better serve its customers. The Company's local managers, who have significant experience in both the homebuilding industry and the markets they serve, are responsible for operating decisions regarding design, construction and marketing. The Company combines these decentralized operations with centralized corporate-level management, which controls decisions regarding overall strategy, land acquisitions and financial matters. In addition, over the past year, the Company has embarked on a centrally driven effort to redesign its sales and construction processes and to streamline its information systems. The Company's process redesign, information systems and mortgage origination efforts are part of a centrally driven emphasis on improving the Company's overall profitability.

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        CONSERVATIVE LAND POLICIES. The Company seeks to maximize its return on capital employed by limiting its investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, the Company enters into option agreements to control land whenever possible. At December 31, 1997, approximately 50% of the land controlled by the Company was subject to option contracts. In addition, the Company does not speculate in unentitled land.

    During the quarter ended December 31, 1997, the Company received 1,086 new contracts for homes, an increase of approximately 5% over the quarter ended December 31, 1996. Backlog at December 31, 1997 was 1,336 homes, with a total dollar value of approximately $212.7 million, a decrease in number of homes of approximately 0.8%, but an increase of approximately 7.3% in dollar value, from backlog at December 31, 1996.

    During fiscal year 1996, the Company established Beazer Mortgage Company ("Beazer Mortgage"). Beazer Mortgage originates, but does not hold or service, mortgages for home buyers of the homebuilding operations of the Company. At December 31, 1997, Beazer Mortgage had branches operating in eight of the nine states in which the Company operates and opened a branch in the last state, Tennessee, in January 1998.

                              RECENT DEVELOPMENTS

    For the two months ended February 28, 1998, the Company had 1,488 new orders for homes, a 55% increase over 961 new orders for the two months ended February 28, 1997.

    Effective November 28, 1997, the Company acquired the assets of the Orlando, Florida homebuilding operations of Calton Homes, Inc. ("Calton") for approximately $16.8 million. The Orlando acquisition is part of the Company's emphasis on expanding its operations in Florida, a state which the Company believes can grow significantly in the future due to positive population and employment trends.

    On December 9, 1997, the Company and Corporacion GEO S.A. de C.V. ("Corporacion GEO"), the largest builder of affordable homes in Mexico, entered into a joint venture arrangement to build homes in the United States. The joint venture will focus exclusively on the development, construction and sale of affordable housing (initially expected to be priced between $35,000 and $45,000) in the Southern United States, initially focusing on Texas. The joint venture is owned 60% by Corporacion GEO and 40% by Beazer. The Company expects that the joint venture will deliver its first homes in its initial project located in El Paso, Texas in late calendar 1998. The Company does not expect the joint venture to have a significant effect on operating results in fiscal 1998.

    The Company's principal executive offices are located at 5775 Peachtree Dunwoody Road, Suite C-550, Atlanta, Georgia 30342, and its telephone number is
(404) 250-3420.

                               THE EXCHANGE OFFER

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THE EXCHANGE OFFER.........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 amount of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $100.0 million in aggregate principal amount of Old Notes are
                             outstanding. The Company will issue the Exchange Notes to
                             tendering holders of Old Notes promptly after the Expiration
                             Date.

RESALES....................  Based on an interpretation by the staff of the Commission set forth in Morgan Stanley & Co., Incorporated, SEC No-Action
                             Letter (available June 5, 1991) (the "Morgan Stanley Letter"),
                             Exxon Capital Holdings Corporation, SEC No-Action Letter
                             (available May 13, 1988) (the "Exxon Capital Letter") and
                             similar letters, the Company believes that Exchange Notes
                             issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such Exchange Notes, whether or not such person is the holder (other than any such holder or other
                             person which is (i) a broker-dealer that receives Exchange
                             Notes for its own account in exchange for Old Notes, where such
                             Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, or (ii) an
                             "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (collectively, "Restricted Holders"))
                             without compliance with the registration and prospectus
                             delivery provisions of the Securities Act, provided that (a)
                             such Exchange Notes are acquired in the ordinary course of business of such holder or other person (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of such Exchange Notes and (c) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange
                             Notes. If any person were to be participating in the Exchange
                             Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the
                             Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter of similar letters and (b) must comply with the registration and prospectus delivery of Securities Act in connection with a secondary resale transaction. Each broker or dealer that
                             receives Exchange Notes for its own account in in exchange for
                             Old Notes that were acquired by such broker or dealer as a result of market-making or other activities, must acknowledge that it will deliver a prospectus in connection with any sale of such Exchange Notes. See "Plan of Distribution."

EXPIRATION DATE............  5:00 p.m., New York City time, on June 8, 1998 unless the
                             Exchange Offer is extended, in which the term "Expiration Date"
                             means the latest date and time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND OLD
  NOTES....................  The Exchange Notes will bear interest from March 20, 1998.
                             Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued to the date of issuance of the Exchange Notes.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Exchange Offer is subject to certain customary conditions.
                             The
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                             conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the
                             Exchange Offer. As of the date of this Prospectus, none of these events had occurred, and the Company believes their
                             occurrence to be unlikely. If any such conditions exist prior to the Expiration Date, the Company may (a) refuse to accept any Old Notes and return all previously tendered Old Notes, (b)
                             extend the Exchange Offer or (c) waive such conditions. See
                             "The Exchange Offer--Conditions."

PROCEDURES FOR TENDERING
  NOTES....................  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions
                             contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required
                             documentation to the Exchange Agent (as defined) at the address set forth herein and therein. Tendered Old Notes, the Letter of
                             Transmittal and accompanying documents must be received by the
                             Exchange Agent by 5:00 p.m. New York City time, on the
                             Expiration Date. See "The Exchange Offer--Procedures for
                             Tendering." By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the
                             Exchange Notes acquired pursuant to be Exchange Offer are being obtained in the ordinary course of business of the person
                             receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in or intends to engage in a distribution of the
                             Exchange Notes or has an arrangement or understanding with any person to participate in the distribution of such Exchange
                             Notes, and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities
                             Act, of the Company.

SPECIAL PROCEDURES FOR
  BENEFICIAL HOLDERS.......  Any beneficial holder whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender of its behalf. If such
                             beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the
                             Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering."

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of
                             Transmittal or any other documents required by the Letter of
                             Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed
                             Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00 p.m., New
                             York City time, on the Expiration Date.
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                                       7
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ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF EXCHANGE
  NOTES....................  Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the
                             Exchange Offer will be delivered promptly after the Expiration
                             Date. See "The Exchange Offer--Terms of the Exchange Offer."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES.............  The exchange of Old Notes for Exchange Notes pursuant to the
                             Exchange Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Old Notes. For a discussion summarizing certain U.S. federal income tax consequences to holders of the Exchange Notes, see "Certain Federal Income Tax
                             Consequences."

EXCHANGE AGENT.............  U.S. Bank Trust National Association is serving as exchange agent (the "Exchange Agent") in connection with Exchange Offer.
                             Deliveries by hand should be addressed to U.S. Bank Trust
                             National Association, 100 Wall Street, 20th Floor, New York,
                             New York 10005, Attention: Cathy Donohue (for a New York
                             depository only) or to U.S. Bank Trust National Association,
                             Fourth Floor--Bond Drop Window, 180 East Fifth Street, St.
                             Paul, Minnesota 55101 (for all others). Deliveries by
                             registered, certified or overnight mail should be addressed to
                             U.S. Bank Trust National Association, Attention: Specialized
                             Finance, 180 East Fifth Street, St. Paul, Minnesota 55101, and
                             deliveries by first class mail should be addressed to U.S. Bank
                             Trust National Association, P.O. Box 64485, St. Paul, Minnesota
                             55101. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number 800-934-6802 or facsimile number 612-244-1537.

USE OF PROCEEDS............  The Company will not receive any proceeds from the Exchange
                             Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration
                             Rights Agreement (as defined). No underwriter is being used in connection with the Exchange Offer.
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                                       8

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The Exchange Offer constitutes an offer to exchange up to $100.0 million aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefit of the same indenture (the "Indenture"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old
Notes except that the Exchange Notes have been registered under the Securities
Act. See "Description of the Notes."

                           COMPARISON WITH OLD NOTES

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FREELY TRANSFERABLE...............  The Exchange Notes will be freely transferable under the
                                    Securities Act by holders who are not Restricted
                                    Holders. Restricted Holders are restricted from
                                    transferring the Exchange Notes without compliance with
                                    the registration and prospectus delivery requirements of
                                    the Securities Act. The Exchange Notes will be identical
                                    in all material respects (including interest rate,
                                    maturity and restrictive covenants) to the Old Notes,
                                    with the exception that the Exchange Notes will be
                                    registered under the Securities Act. See "The Exchange
                                    Offer--Terms of the Exchange Offer."

REGISTRATION RIGHTS...............  The holders of Old Notes currently are entitled to certain registration rights pursuant to the Registration
                                    Rights Agreement, dated as of March 25, 1998 (the
                                    "Registration Rights Agreement"), by and among the
                                    Company and SBC Warburg Dillon Read Inc., Donaldson,
                                    Lufkin & Jenrette Securities Corporation and Salomon
                                    Smith Barney, the initial purchasers of the Old Notes
                                    (collectively, the "Initial Purchasers"), including the
                                    right to cause the Company to register the Old Notes
                                    under the Securities Act if the Exchange Offer is not
                                    consummated prior to the Exchange Offer Termination Date
                                    (as defined). See "The Exchange Offer-- Conditions."
                                    However, pursuant to the Registration Rights Agreement,
                                    such registration rights will expire upon consummation
                                    of the Exchange Offer. Accordingly, holders of Old Notes
                                    who do not exchange their Old Notes for Exchange Notes
                                    in the Exchange Offer will not be able to reoffer,
                                    resell or otherwise dispose of their Old Notes unless
                                    such Old Notes are subsequently registered under the
                                    Securities Act or unless an exemption from the
                                    registration requirements of the Securities Act is
                                    available.
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                          TERMS OF THE EXCHANGE NOTES

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MATURITY DATE.....................  April 1, 2008.

INTEREST PAYMENT DATES............  April 1 and October 1, commencing October 1,1998.
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                                       9
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
OPTIONAL REDEMPTION...............  The Exchange Notes will be redeemable at the Company's option, in whole or in part, at any time on or after
                                    April 1, 2003, at the redemption prices set forth
                                    herein, together with accrued and unpaid interest and
                                    Liquidated Damages (as defined) if any, to the date of
                                    redemption. In addition, on or prior to April 1, 2001,
                                    in the event of one or more Equity Offerings, the
                                    Company may, at its option, redeem up to 35% of the
                                    principal amount of Exchange Notes originally issued
                                    from the net proceeds thereof at a redemption price
                                    equal to 108.875% of the principal amount thereof,
                                    together with accrued and unpaid interest and Liquidated
                                    Damages, if any, to the date of redemption; provided,
                                    that at least $65 million of Notes remain outstanding
                                    immediately after such redemption.

CHANGE OF CONTROL.................  Upon a Change of Control, each holder of the Exchange
                                    Notes will have the right to require the Company to
                                    repurchase all or a portion of such holder's Exchange
                                    Notes at a price of 101% of the principal amount thereof
                                    plus accrued interest to the repurchase date. See
                                    "Description of the Notes--Certain Covenants--Change of
                                    Control."

SUBSIDIARY GUARANTEES.............  The Exchange Notes will be unconditionally guaranteed, on a senior basis, by substantially all of the Company's
                                    existing wholly-owned direct and indirect subsidiaries
                                    and each subsidiary that in the future guarantees the
                                    Credit Facility (collectively, the "Subsidiary
                                    Guarantors"). The Subsidiary Guarantors will be joint
                                    and several, general unsecured obligations of the
                                    Subsidiary Guarantors.

RANKING...........................  The Exchange Notes will be general unsecured obligations of the Company, ranking PARI PASSU in right of payment
                                    to all existing and future senior debt of the Company,
                                    including the Company's $200 million unsecured Credit
                                    Facility (the "Credit Facility") and the Company's
                                    outstanding 9% Senior Notes due 2004 (the "1994 Notes").
                                    In addition, the Exchange Notes will be effectively
                                    subordinated to all secured obligations to the extent of
                                    the assets securing such obligations. At December 31,
                                    1997, after giving effect to the issuance of the
                                    Exchange Notes, the Company would have had approximately
                                    $238 million of senior debt outstanding, none of which
                                    wold have been secured. The Indenture pursuant to which
                                    the Exchange Notes are being issued permits the Company
                                    to incur additional indebtedness, including senior debt,
                                    subject to certain limitations. See "Description of
                                    Notes--General" and "Description of Notes-- Certain
                                    Covenants--Limitations on Additional Indebtedness."

CERTAIN COVENANTS.................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its
                                    subsidiaries to incur additional indebtedness, pay
                                    dividends or make other distributions, make investments,
                                    dispose of assets, create certain liens, enter into sale
                                    and leaseback transactions, enter into certain
                                    transactions with affiliates, or enter into certain
                                    mergers or consolidations or sell all or substantially
                                    all of the Company's assets. See "Description of
                                    Notes--Certain Covenants."

                                  RISK FACTORS

    The homebuilding industry in cyclical and is significantly affected by changes in economic and other conditions, such as variability in real estate values and the availability and cost of mortgage financing for the Company's customers. A majority of the Company's markets have been, and are expected to continue to be, sensitive to such changes in economic conditions. For a discussion of these and other factors that should be considered in evaluating an investment in the Exchange Notes, see "Risk Factors."

                              SUMMARY CONSOLIDATED
                      FINANCIAL AND OPERATING INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                        FISCAL YEAR ENDED SEPTEMBER 30,         DECEMBER 31,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1996        1997
                                                       ----------  ----------  ----------  ----------  ----------

                                                                                                (UNAUDITED)
INCOME STATEMENT DATA:
  Total revenue......................................  $  647,828  $  866,627  $  851,101  $  161,083  $  155,626
  Costs and expenses:
    Home construction and land sales.................     552,204     732,395     720,992     135,371     130,475
    Amortization of previously capitalized
      interest.......................................      13,268      15,134      14,857       2,740       3,047
    Selling, general and administrative..............      63,727      88,976      91,270      18,773      19,296
    Writedown of inventory...........................      --          --           6,326      --          --
                                                       ----------  ----------  ----------  ----------  ----------
  Operating income...................................      18,629      30,122      17,656       4,199       2,808
  Other income.......................................         291          71         538         190         150
                                                       ----------  ----------  ----------  ----------  ----------
  Income before income taxes.........................      18,920      30,193      18,194       4,389       2,958
  Provision for income taxes.........................       7,568      11,927       7,005       1,712       1,139
                                                       ----------  ----------  ----------  ----------  ----------
  Net income.........................................  $   11,352  $   18,266  $   11,189  $    2,677  $    1,819
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
OPERATING DATA:
  Units:
    New orders, net of cancellations(1)..............       4,841       5,621       5,551       1,034       1,086
    Closings.........................................       4,363       5,935       5,785       1,113       1,038
    Backlog at end of period.........................       1,484       1,426       1,192       1,347       1,336
  Aggregate sales value of homes in backlog at end of
    period...........................................  $  212,163  $  210,637  $  190,439  $  198,265  $  212,650
  Average sales price per home closed................  $    148.5  $    146.0  $    147.1  $    144.7  $    149.9

                                                             FISCAL YEAR ENDED SEPTEMBER 30,  TWELVE MONTHS ENDED
                                                             -------------------------------      DECEMBER 31,
                                                               1995       1996       1997             1997
                                                             ---------  ---------  ---------  --------------------
                                                                                                  (UNAUDITED)
OTHER DATA:
  EBIT(2)..................................................  $  32,188  $  45,327  $  39,377       $   38,253
  EBITDA(3)................................................     33,542     46,855     41,598           40,743
  Interest incurred(4).....................................     14,737     14,176     16,159           17,593
  Ratio of EBIT to interest incurred.......................      2.18x      3.20x      2.44x            2.17x
  Ratio of EBITDA to interest incurred.....................      2.28x      3.31x      2.57x            2.32x
  Ratio of Total Debt to EBITDA............................      3.43x      2.45x      3.49x            5.77x

                                                                 SEPTEMBER 30,                  DECEMBER 31,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1996        1997
                                                       ----------  ----------  ----------  ----------  ----------

                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Cash...............................................  $   40,407  $   12,942  $    1,267  $    3,178  $       --
  Inventory..........................................     285,268     320,969     361,945     347,627     423,945
  Total assets.......................................     345,240     356,643     399,595     372,879     462,762
  Borrowings under Credit Facility...................      --          --          30,000      37,000     120,000
  9% Senior Notes due 2004                                115,000     115,000     115,000     115,000     115,000
  Total debt.........................................     115,000     115,000     145,000     152,000     235,000
  Stockholders' equity...............................     164,544     178,701     179,286     179,659     180,186

------------------------

(1) New orders for the fiscal years ended September 30, 1995 and 1996 and for the three months ended December 31, 1997 do not include 19, 256 and 96 homes in backlog, respectively, from acquired operations at the date of such acquisitions.

(2) "EBIT" means net income before (i) total interest expensed and previously capitalized interest amortized to cost of sales; (ii) income taxes; and
    (iii) a $6.3 million writedown to inventory in the Company's Nevada operations during fiscal 1997. For this purpose, "total interest expensed and previously capitalized interest amortized to cost of sales" is calculated in accordance with the definition of "Interest Expense" in the Indenture and set forth herein under "Description of Notes-- Certain Definitions."

(3) "EBITDA" means EBIT (as defined) plus depreciation and amortization and is calculated in accordance with the definition of "Consolidated Cash Flow Available for Fixed Charges" in the Indenture and set forth herein under "Description of Notes--Certain Definitions." EBITDA is not intended to represent cash flow for the period nor has it been presented as an alternative to net income, determined in accordance with generally accepted accounting principles, as an indicator of operating performance. In addition, this measure of EBITDA may not be comparable to similar measures reported by other companies. See "Selected Consolidated Financial Information."

(4) "Interest incurred" is calculated in accordance with the definition of the term "Interest Incurred" in the Indenture and set forth herein under "Description of Notes--Certain Definitions."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS.

HOMEBUILDING INDUSTRY MARKET CONDITIONS

    The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and housing demand. The risks inherent to homebuilders in purchasing and developing land increase as consumer demand for housing decreases. Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of home buyers, which tends to result in fewer home purchases. Such uncertainties could adversely affect the performance of the Company and the market price for its securities. In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder, including conditions of supply and demand in local markets, weather conditions and natural disasters, such as hurricanes, earthquakes and wildfires, delays in construction schedules, cost overruns, changes in government regulations, increases in real estate taxes and other local government fees and availability and cost of land, materials and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.

    The homebuilding industry is also subject to the potential for significant variability and fluctuations in real estate values. Although the Company believes that its projects are currently reflected on the Company's balance sheet at or below their net realizable value, no assurances can be given that in the future write-downs will not be material in amount.

INTEREST RATES; MORTGAGE FINANCING

    Virtually all purchasers of the Company's homes finance their acquisitions through lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs and unemployment. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, the Company's sales, gross margins and net income and the market prices of the Company's securities may be adversely impacted. The Company's homebuilding activities are also dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers ("move-up buyers") can sell their homes and purchase a home from the Company. In addition, the Company believes that the availability of Federal Housing Administration ("FHA") and Veterans Administration ("VA") mortgage financing is an important factor in marketing many of its homes. Any limitations or restrictions on the availability of such financing could adversely affect the Company's sales. Furthermore, changes in federal income tax laws may affect demand for new homes. Proposals have been publicly discussed to eliminate or limit the deductibility of mortgage interest for federal income tax purposes and to eliminate or limit tax-free rollover treatment provided under current law where proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and demand for the Company's products in particular. No prediction can be made whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

VARIABILITY OF RESULTS

    Although the Company had net income for fiscal years 1996 and 1997, there can be no assurance that the Company's profitability will continue on a quarterly or annual basis. The Company historically has experienced and in the future expects to continue to experience, variability in sales and net income on a quarterly basis. Factors expected to contribute to this variability in the future include, among others (i) the timing of home closings and land sales; (ii) the Company's ability to continue to acquire additional land or options thereon on acceptable terms; (iii) the condition of the real estate market and the general economy in the markets in which the Company operates and other markets into which the Company may expand its operations; (iv) the cyclical nature of the homebuilding industry and changes in prevailing interest rates and the availability of mortgage financing; and (v) costs of material and labor and delays in construction schedules. The Company's historical financial performance is not necessarily a meaningful indicator of future results and, in general, the Company expects its financial results to vary from project to project and from quarter to quarter.

COMPETITION

    The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials and skilled labor. The Company competes for residential sales with other developers, individual resales of existing homes, available rental housing and, to a lesser extent, resales of condominiums. The Company's competitors include large homebuilding companies, some of which have greater financial resources than the Company, and small homebuilders, some of which may have lower costs.

FINANCING; LEVERAGE

    The homebuilding industry is capital intensive and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, the Company incurs substantial indebtedness to finance its homebuilding activities. Although the Company believes that internally generated funds and available borrowings under the Credit Facility will be sufficient to fund the Company's capital and other expenditures (including land purchases in connection with ordinary development activities), there can be no assurance that the amounts available from such sources will be sufficient. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which the Company may incur is limited by the terms of the indentures governing the Notes and the 1994 Notes and by the terms of the Credit Facility. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If the Company is not successful in obtaining sufficient capital to fund its planned capital and other expenditures, new projects planned or begun may be significantly delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and may adversely affect the Company's future results of operations.

    The Credit Facility contains numerous operating and financial maintenance covenants. There can be no assurance that the Company will be able to maintain compliance with the financial and other covenants contained in the Credit Facility. Failure to comply with such covenants (following expiration of any applicable cure periods) would result in a default under the Credit Facility and could result in the acceleration of the indebtedness thereunder, under the Notes and under the 1994 Notes.

NATURAL DISASTERS; AVAILABILITY OF HOMEOWNERS' INSURANCE

    The climates and geology of many of the states in which the Company operates, including California, Florida, Georgia, South Carolina, North Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and the Company's business in particular, in such states may be adversely affected.

    Certain insurance companies doing business in Florida have restricted, curtailed or suspended the issuance of homeowners' insurance policies on single family and multi-family homes. This has had the effect of increasing the cost of insurance to prospective purchasers of homes in Florida. Mortgage financing for a new home is conditioned, among other things, on the availability of adequate homeowners' insurance. There can be no assurance that homeowners' insurance will be affordable to prospective purchasers of the Company's homes offered for sale in Florida. Long-term restrictions on, or unavailability of, homeowners' insurance in Florida could have an adverse effect on the homebuilding industry in that market in general, and on the Company's business within that market in particular.

OPTION CONTRACTS WITH SPECIFIC PERFORMANCE OBLIGATIONS

    The Company acquires certain lots by means of option contracts, some of which have specific performance obligations. Under such contracts, the Company generally is required to purchase specific numbers of lots on fixed dates pursuant to a contractually established schedule. If the Company fails to purchase the required number of lots on the date fixed for purchase pursuant to such contracts, the party granting the option to the Company generally has the right either to terminate the option granted pursuant to the option contract in its entirety or to require the Company to purchase such lots, notwithstanding a general decline in real estate values.

GOVERNMENT REGULATIONS; ENVIRONMENTAL CONTROLS

    The Company is subject to local, state and federal statutes and rules regulating certain developmental matters, as well as building and site design. In addition, certain fees, some of which may be substantial, may be imposed to defray the cost of providing certain governmental services and improvements. The Company may be subject to additional costs and delays or may be precluded entirely from building its projects because of "no growth" or "slow growth" initiatives, building permit allocation ordinances, building moratoriums or similar governmental regulations that could be imposed in the future due to health, safety, welfare or environmental concerns. The Company must also obtain certain licenses, permits and approvals from certain government agencies for certain of its activities, the granting or receipt of which are beyond the Company's control.

    The Company and its competitors are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause the Company to incur substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. In addition, environmental regulations can have an adverse impact on the availability and price of certain raw materials such as lumber. The Company's projects in California are especially susceptible to restrictive government regulations and environmental laws.

HOLDING COMPANY STRUCTURE; GUARANTEES; FRAUDULENT TRANSFER STATUTES

    The Company is a holding company, the assets of which consist principally of the stock and membership interests of its subsidiaries through which the Company conducts its operations. As a holding company, the Company is and will be dependent upon payments from its subsidiaries, including dividends and distributions, for the generation of funds necessary to service its obligations, including the payment of principal of and interest on the Notes. In addition, the ability of the Company's subsidiaries to make such payments to the Company is and may be subject to restrictions under applicable state laws.

    Under applicable federal or state fraudulent transfer conveyance statutes, the Subsidiary Guarantees, under certain circumstances, may be subordinated to existing or future indebtedness of the Company or the Subsidiary Guarantors, and the Subsidiary Guarantees could be found to be void and/or unenforceable in accordance with their terms. Under such statutes, if a court were to find that, at the time the Subsidiary Guarantees were issued, a Subsidiary Guarantor received less than a reasonably equivalent value or fair consideration in exchange for such obligation and was insolvent, or became insolvent by the issuance of the Subsidiary Guarantee, was engaged in a business or transaction or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or, irrespective of any consideration received or its solvency at the time, actually intended to hinder, delay or defraud its present or future creditors, such court could void such Subsidiary Guarantee, or subordinate such Subsidiary Guarantee to all other indebtedness of such Subsidiary Guarantor. In such event, there can be no assurance that any repayment of the Notes, either by the Company or the Subsidiary Guarantors, could ever be recovered by holders of the Notes.

    For the purposes of the foregoing, the measure of insolvency varies depending upon the law of the jurisdiction which is being applied. Based upon financial and other information currently available to it, management of the Company believes that the Notes and the Subsidiary Guarantees are being incurred for proper purposes and in good faith and that at the time the Notes and the Subsidiary Guarantees are issued, the Company and each Subsidiary Guarantor, as the case may be, will be (i) neither insolvent nor rendered insolvent thereby,
(ii) in possession of sufficient capital to run its business effectively and
(iii) incurring debts within its ability to pay as the same mature or become due. In reaching these conclusions, the Company has relied upon various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. No assurance can be given, however, that the assumptions and methodologies chosen by the Company would be adopted by a court or that a court would concur with the Company's conclusions as to its solvency.

CHANGE OF CONTROL

    Upon a Change of Control, the holders of the Notes have the right to require the Company to offer to purchase all of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to purchase the Notes upon the occurrence of a Change of Control. In addition, a Change of Control may require the Company to offer to purchase other outstanding indebtedness, including the 1994 Notes, and may cause a default under the Credit Facility. The inability to purchase all of the tendered Notes would constitute an Event of Default (as defined herein) under the Indenture. See "Description of Notes--Certain Covenants--Change of Control."

LACK OF PUBLIC MARKET FOR THE NOTES

    The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or quotation system. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes but they are not obligated to do so and, if commenced, may discontinue such market making at any time. Accordingly, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Old Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company currently does not anticipate that it will register the Old Notes under the Securities Act.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. In consideration of issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes of like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997 and as adjusted to give effect to the sale by the Company of the Notes and the use of net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, incorporated by reference into this Prospectus.

                                                                                           AS OF DECEMBER 31, 1997
                                                                                           (DOLLARS IN THOUSANDS)
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
Debt:
  Credit Facility........................................................................  $  120,000   $  23,567
  9% Senior Notes due 2004...............................................................     115,000     115,000
  8 7/8% Senior Notes due 2008, net of discount of $817..................................      --          99,183
                                                                                           ----------  -----------
    Total debt...........................................................................     235,000     237,750
                                                                                           ----------  -----------
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares authorized; 2,000,000 shares issued
    and outstanding ($50,000 aggregate liquidation preference)...........................          20          20
  Common stock, $.01 par value; 30,000,000 shares authorized; 9,355,957 shares issued and
    6,064,180 shares outstanding(1)......................................................          93          93
Additional paid-in capital...............................................................     187,798     187,798
Retained earnings........................................................................      45,620      45,620
Treasury stock (3,291,777 shares)........................................................     (51,983)    (51,983)
Unearned restricted stock................................................................      (1,362)     (1,362)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................     180,186     180,186
                                                                                           ----------  -----------
Total capitalization.....................................................................  $  415,186   $ 417,936
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Excludes an aggregate of 560,500 shares of Common Stock reserved for outstanding options under the Company's 1994 Stock Incentive Plan and the Company's Non-Employee Director Stock Option Plan.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected consolidated financial information is derived from the audited consolidated financial statements of the Company as of and for the fiscal years ended September 30, 1993 through 1997. The selected historical consolidated financial information as of and for the three month periods ended December 31, 1996 and 1997 is derived from the unaudited financial statements incorporated by reference herein. Such unaudited information, in the opinion of the Company, is presented on a basis consistent with the audited Consolidated Financial Statements incorporated by reference in this Prospectus and includes all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the results for such periods. Interim information for the three months ended December 31, 1996 and 1997 may not be indicative of operations for the full fiscal year.

    The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, related notes and other financial information included and incorporated by reference herein.

                                                                                                      THREE MONTHS
                                                                                                         ENDED
                                                      FISCAL YEAR ENDED SEPTEMBER 30,                 DECEMBER 31,
                                           ------------------------------------------             --------------------
                                            1993(1)     1994       1995       1996       1997       1996       1997
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)           (UNAUDITED)
INCOME STATEMENT DATA:
  Total revenue..........................  $ 275,054  $ 536,526  $ 647,828  $ 866,627  $ 851,101  $ 161,083  $ 155,626
  Costs and expenses:
    Home construction and land sales.....    222,461    450,570    552,204    732,395    720,992    135,371    130,475
    Amortization of previously
      capitalized interest...............      3,049      9,768     13,268     15,134     14,857      2,740      3,047
    Selling, general and
      administrative.....................     29,585     48,811     63,727     88,976     91,270     18,773     19,296
    Writedown of inventory...............     --         --         --         --          6,326     --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income.......................     19,959     27,377     18,629     30,122     17,656      4,199      2,808
  Other income (expense).................       (295)        24        291         71        538        190        150
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes.............     19,664     27,401     18,920     30,193     18,194      4,389      2,958
  Provision for income taxes.............      7,394     10,933      7,568     11,927      7,005      1,712      1,139
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before cumulative effect of
    change in accounting for income
    taxes................................     12,270     16,468     11,352     18,266     11,189      2,677      1,819
  Cumulative effect of change in
    accounting for income taxes..........      3,776     --         --         --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.............................  $  16,046  $  16,468  $  11,352  $  18,266  $  11,189  $   2,677  $   1,819
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings per share(2):
    Basic................................        n/m        n/m       1.26       2.24       1.18        .27        .14
    Diluted                                      n/m        n/m       1.23       2.01       1.15        .26        .14
  Ratio of earnings to fixed
    charges(3)...........................       3.38x      3.22x      2.13x      3.01x      1.99x      2.12x      1.28x

                                           1993         1994       1995       1996       1997       1996       1997
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               SEPTEMBER 30,                          DECEMBER 31,
                                                      -------------------------------             --------------------
                                                                     (DOLLARS IN THOUSANDS)           (UNAUDITED)
BALANCE SHEET DATA:
  Cash...................................  $     819  $  35,980  $  40,407  $  12,942  $   1,267  $   3,178  $  --
  Inventory..............................    225,863    253,356    285,268    320,969    361,945    347,627    423,945
  Total assets...........................    245,349    314,941    345,240    356,643    399,595    372,879    462,762
  Borrowings under Credit Facility.......     --         --         --         --         30,000     37,000    120,000
  9% Senior Notes due 2004...............     --        115,000    115,000    115,000    115,000    115,000    115,000
  Total debt.............................    119,925    115,000    115,000    115,000    145,000    152,000    235,000
  Stockholders' equity...................     95,595    150,406    164,544    178,701    179,286    179,659    180,186

------------------------

(1) Includes eight months of operating results for Watt Housing, which was acquired in February, 1993.

(2) Earnings per share have been restated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share".

(3) Computed by dividing earnings by fixed charges. "Earnings" consist of income from operations before income taxes, plus amortization of previously capitalized interest included in costs of sales and fixed charges, exclusive of capitalized interest costs. "Fixed Charges" consist of interest costs incurred, including capitalized interest costs plus amortization of loan costs and that portion of operating lease rental expense (33%) deemed to be representative of interest.

n/m -- Earnings per share figures for periods prior to and including the Company's initial public offering are not meaningful.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    GENERAL

    In connection with the sale of Old Notes to the Initial Purchasers pursuant to the Purchase Agreement, dated March 20, 1998, among the Company and SBC Warburg Dillon Read, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney (collectively, the "Initial Purchasers"), the holders of the Old Notes became entitled to the benefits of the Registration Rights Agreement.

    Under the Registration Rights Agreement, the Company became obligated to (a) file a registration statement in connection with a registered exchange offer within 45 days after March 20, 1998, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 120 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy the Company's obligations under the Registration Rights Agreement. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

    If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "-Conditions" without waiver by the Company, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

    In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Consequences of Failure to Exchange."

    EXPIRATION DATE; EXTENSIONS; AMENDMENT

    The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company may extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest from March 20, 1998 payable semiannually on April 1 and October 1 of each year, commencing October 1, 1998, at the rate of 8 7/8% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 2 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent on or before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial holder whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Old Notes were issued on March 20, 1998 and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (i) the tender is make through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange, any Exchange Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if the Exchange Offer violates any applicable law or interpretation by the staff of the Commission.

    If the Company determines in its sole discretion that the foregoing condition exists, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such condition, if permissible, with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and the Company will extend the Exchange Offer as required by applicable law.

    Pursuant to the Registration Rights Agreement, if an Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date, the Company will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

    "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (b) any holder of Notes notifies the Company that either (i) such holder is not eligible to participate in the Exchange Offer or (ii) such holder participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Old Notes or (c) the Exchange Offer is not consummated within 120 days after the Issue Date.

    If any of the conditions described above exist, the Company will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

EXCHANGE AGENT

    U.S. Bank Trust National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:

BY REGISTERED, CERTIFIED OR OVERNIGHT          BY FIRST CLASS MAIL:
                MAIL:

U.S. BANK TRUST NATIONAL ASSOCIATION   U.S. BANK TRUST NATIONAL ASSOCIATION
      ATTN: SPECIALIZED FINANCE                   P.O. BOX 64485
        180 EAST FIFTH STREET                   ST. PAUL, MN 55101
         ST. PAUL, MN 55101

 BY HAND (NEW YORK DEPOSITORY ONLY):           BY HAND (ALL OTHERS):

U.S. BANK TRUST NATIONAL ASSOCIATION   U.S. BANK TRUST NATIONAL ASSOCIATION
     100 Wall Street, 20th Floor          Fourth Floor--Bond Drop Window
         New York, NY 10005                      180 Fifth Street
      Attention: Cathy Donohue                  St. Paul, MN 55101

                                 BY FACSIMILE:
                        (For Eligible Institutions Only)
                                 (612) 244-1537

                               TELEPHONE NUMBER:
                       (800) 934-6802 Bondholder Services

    The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by negligence or bad faith.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

    The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by the Company.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company designs, builds and sells single family homes in the Southeast, Southwest and Central regions of the United States. The Company's Southeast Region includes Georgia, North Carolina, South Carolina, Tennessee and Florida; its Southwest Region includes Arizona, California and Nevada and its Central Region includes Texas. (The Company's other markets include a single project in New Jersey which was closed out during fiscal 1996.) The Company intends, subject to market conditions, to expand in its current markets and to consider entering new markets through expansion from existing markets ("satellite expansion") or through acquisitions of established regional homebuilders.

    The Company's homes are designed to appeal primarily to entry-level and first time move-up home buyers, and are generally offered for sale in advance of their construction. The majority of homes are sold pursuant to standard sales contracts entered into prior to commencement of construction. Once a contract has been signed, the Company classifies the transaction as a "new order." Such sales contracts are usually subject to certain contingencies such as the buyer's ability to qualify for financing. Homes covered by such sales contracts are considered by the Company as its "backlog." The Company does not recognize revenue on homes in backlog until the sales are closed and the risk of ownership has been transferred to the buyer.

    The following tables present certain operating and financial data for the periods discussed:

                                                                                                         THREE MONTHS ENDED
                                                               YEAR ENDED SEPTEMBER 30,                     DECEMBER 31,
                                                    ----------------------------------------------   --------------------------
                                                     1995          1996                1997           1996          1997
                                                    ------   -----------------   -----------------   ------   -----------------
                                                    AMOUNT   AMOUNT   % CHANGE   AMOUNT   % CHANGE   AMOUNT   AMOUNT   % CHANGE
                                                    ------   ------   --------   ------   --------   ------   ------   --------
NUMBER OF NEW ORDERS, NET OF CANCELLATIONS (I):
Southeast Region:
Georgia...........................................    310      253      (18.4)%    165     (34.8)%      27       29       7.4%
North Carolina....................................    661      671        1.5      608      (9.4)      107      125      16.8
South Carolina....................................    233      303       30.0      393      29.7        81       82       1.2
Tennessee.........................................    537      457      (14.9)     413      (9.6)       81       86       6.2
Florida...........................................    342      364        6.4      390       7.1        73       95      30.1
                                                    ------   ------   --------   ------   --------   ------   ------   --------
Total Southeast...................................  2,083    2,048       (1.7)   1,969      (3.9)      369      417      13.0
                                                    ------   ------   --------   ------   --------   ------   ------   --------
                                                    ------   ------   --------   ------   --------   ------   ------   --------

Southwest Region:
Arizona...........................................  1,363    1,681       23.3    1,264     (24.8)      246      261       6.1
California........................................    856    1,008       17.8    1,017       0.9       207      210       1.4
Nevada............................................    441      483        9.5      536      11.0        92      102      10.9
                                                    ------   ------   --------   ------   --------   ------   ------   --------
Total Southwest...................................  2,660    3,172       19.2    2,817     (11.2)      545      573       5.1
                                                    ------   ------   --------   ------   --------   ------   ------   --------
                                                    ------   ------   --------   ------   --------   ------   ------   --------

Central Region:
Texas.............................................     98      401      309.2      765      90.8       120       96     (20.0)
Other Markets.....................................   --       --        --        --        --        --       --        --
                                                    ------   ------   --------   ------   --------   ------   ------   --------
Total.............................................  4,841    5,621       16.1%   5,551      (1.2)%   1,034    1,086       5.0%
                                                    ------   ------   --------   ------   --------   ------   ------   --------
                                                    ------   ------   --------   ------   --------   ------   ------   --------

    (i) New orders for the years ended September 30, 1995 and 1996 and for the three months ended December 31, 1997 do not include 19, 256 and 96 homes in backlog, respectively, from acquired operations at the date of such acquisitions.

                                                                                                THREE MONTHS ENDED DECEMBER
                                                          YEAR ENDED SEPTEMBER 30,                          31,
                                               ----------------------------------------------   ----------------------------
                                                               1996                1997
                                                 1995    -----------------   ----------------     1996           1997
                                               --------               %                  %      --------  ------------------
                                                AMOUNT    AMOUNT   CHANGE     AMOUNT   CHANGE    AMOUNT    AMOUNT   % CHANGE
                                               --------  --------  -------   --------  ------   --------  --------  --------
NUMBER OF HOMES IN BACKLOG AT END OF PERIOD:
Southeast Region:
Georgia......................................       107        52   (51.4 )%       43  (17.3 )%       45        37   (17.8)%
North Carolina...............................       218       192   (11.9 )       172  (10.4 )       180       194     7.8
South Carolina...............................        80       107    33.8         109   1.9          126        83   (34.1)
Tennessee....................................       194       125   (35.6 )        81  (35.2 )       109        99    (9.2)
Florida......................................       109       104    (4.6 )       100  (3.8  )       111       190    71.2
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total Southeast..............................       708       580   (18.1 )       505  (12.9 )       571       603     5.6
                                               --------  --------  -------   --------  ------   --------  --------  --------
                                               --------  --------  -------   --------  ------   --------  --------  --------
Southwest Region:
Arizona......................................       456       414    (9.2 )       262  (36.7 )       346       317    (8.4)
California...................................       106        96    (9.4 )        78  (18.8 )       177       129   (27.1)
Nevada.......................................       160       170     6.3         139  (18.2 )       102       137    34.3
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total Southwest..............................       722       680    (5.8 )       479  (29.6 )       625       583    (6.7)
                                               --------  --------  -------   --------  ------   --------  --------  --------
                                               --------  --------  -------   --------  ------   --------  --------  --------
Central Region:
Texas........................................        53       166   213.2         208  25.3          151       150    (0.7)
Other Markets................................         1     --      n/m         --      --         --        --       --
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total........................................     1,484     1,426    (3.9 )%    1,192  (16.4 )%    1,347     1,336    (0.8)%
                                               --------  --------  -------   --------  ------   --------  --------  --------
                                               --------  --------  -------   --------  ------   --------  --------  --------
SALES VALUE OF HOMES IN BACKLOG AT END OF
PERIOD:
Southeast region.............................  $102,511  $ 98,092    (4.3 )% $ 81,720  (16.7 )% $ 92,601  $ 97,635     5.4%
Southwest region.............................   101,346    86,539   (14.6 )    73,346  (15.2 )    82,129    89,585     9.1
Central region...............................     8,133    26,006   219.8      35,373  36.0       23,535    25,430     8.1
Other markets................................       173     --      n/m         --      --         --        --       --
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total........................................  $212,163  $210,637    (0.7 )% $190,439  (9.6  )% $198,265  $212,650     7.3%
                                               --------  --------  -------   --------  ------   --------  --------  --------
                                               --------  --------  -------   --------  ------   --------  --------  --------
NUMBER OF CLOSINGS:
Southeast Region:
Georgia......................................       254       308    21.3%        174  (43.5 )%       34        35     2.9%
North Carolina...............................       597       697    16.8         628  (9.9  )       119       103   (13.4)
South Carolina...............................       225       276    22.7         391  41.7           62       108    74.2
Tennessee....................................       471       526    11.7         457  (13.1 )        97        68   (29.9)
Florida......................................       306       405    32.4         394  (2.7  )        66       101    53.0
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total Southeast..............................     1,853     2,212    19.4       2,044  (7.6  )       378       415     9.8%
                                               --------  --------  -------   --------  ------   --------  --------  --------
                                               --------  --------  -------   --------  ------   --------  --------  --------
Southwest Region:
Arizona......................................     1,255     1,852    47.6       1,416  (23.5 )       314       206   (34.4)
California...................................       838     1,018    21.5       1,035   1.7          185       159   (14.1)
Nevada.......................................       351       473    34.8         567  19.9          101       104     3.0
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total Southwest..............................     2,444     3,343    36.8       3,018  (9.7  )       600       469   (21.8)%
                                               --------  --------  -------   --------  ------   --------  --------  --------
                                               --------  --------  -------   --------  ------   --------  --------  --------
Central Region:
Texas........................................        64       379   492.2         723  90.8          135       154    14.1
Other Markets................................         2         1   (50.0 )     --     n/m         --        --       --
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total........................................     4,363     5,935    36.0%      5,785  (2.5  )%    1,113     1,038    (6.7)%
                                               --------  --------  -------   --------  ------   --------  --------  --------
                                               --------  --------  -------   --------  ------   --------  --------  --------
REVENUE:
Southeast region.............................  $266,228  $332,159    24.8%   $333,648   0.4%    $ 64,069  $ 66,179     3.3%
Southwest region.............................   370,369   475,662    28.4     404,760  (14.9 )    76,144    63,443   (16.7)
Central region...............................    10,886    58,621   438.5     112,693  92.2       20,870    26,004    24.6
Other markets................................       345       185   (46.4 )     --      --         --        --       --
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total........................................  $647,828  $886,627    33.8%   $851,101  (1.8  )% $161,083  $155,626    (3.4)%
                                               --------  --------  -------   --------  ------   --------  --------  --------
                                               --------  --------  -------   --------  ------   --------  --------  --------

                                                                                                THREE MONTHS ENDED DECEMBER
                                                          YEAR ENDED SEPTEMBER 30,                          31,
                                               ----------------------------------------------   ----------------------------
                                                               1996                1997
                                                 1995    -----------------   ----------------     1996           1997
                                               --------               %                  %      --------  ------------------
                                                AMOUNT    AMOUNT   CHANGE     AMOUNT   CHANGE    AMOUNT    AMOUNT   % CHANGE
                                               --------  --------  -------   --------  ------   --------  --------  --------
AVERAGE SALES PRICE PER HOME CLOSED:
Southeast region.............................  $  143.7  $  150.2     4.5%   $  163.2   8.7%    $  169.5  $  159.5    (5.9)%
Southwest region.............................     151.5     142.3    (6.1 )     134.1  (5.8  )     126.9     135.3     6.6
Central region...............................     170.1     154.7    (9.1 )     155.9   0.7        154.6     168.9     9.2
Other markets................................     172.5     185.0     7.2       --     n/m         --        --       --
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total........................................  $  148.5  $  146.0    (1.7 )% $  147.1   0.8%    $  144.7  $  149.9     3.6%
NUMBER OF ACTIVE SUBDIVISIONS AT YEAR END:
Southeast region.............................        88        99    12.5%        104   5.1%          86       113    31.4%
Southwest region.............................        51        62    21.6          60  (3.2  )        45        61    35.6
Central region...............................        10        31   210.0          33   6.5           31        32     3.2
Other markets                                     --        --       --         --      --         --        --       --
                                               --------  --------  -------   --------  ------   --------  --------  --------
Total........................................       149       192    28.9%        197   2.6%         162       206    27.2%
                                               --------  --------            --------           --------  --------
                                               --------  --------            --------           --------  --------

------------------------------

n/m = Percentage change not meaningful

SEASONALITY AND QUARTERLY VARIABILITY

    The Company has historically experienced significant seasonality and quarter-to-quarter variability in homebuilding activity levels. The annual operating cycle generally reflects escalating new orders in the Company's second and third fiscal quarters. Since closings usually trail home sales by four to six months, closings typically are lowest in the first quarter of the fiscal year, and revenues from home closings usually peak in the third and fourth quarters of the fiscal year. The Company believes that this seasonality reflects the preference of home buyers to shop for a new home in the spring, as well as the scheduling of construction to accommodate seasonal weather conditions. This trend, however, may be altered in periods of extreme fluctuations in economic conditions, such as interest rates and general confidence. The Company's operations can also be affected by inflation. All costs and expenses including land, raw materials, subcontracted labor and interest would increase in an inflationary period and, as a result, the Company's margins could decrease unless the increased costs were recovered through higher sales prices. The following table presents certain unaudited quarterly financial and operating data for the Company's last eight fiscal quarters. These historical results are not necessarily indicative of results to be expected for any future period.

                                                                      QUARTER ENDED
                         -------------------------------------------------------------------------------------------------------
                         MARCH 31,   JUNE 30,  SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,  SEPTEMBER 30,   DECEMBER 31,
(DOLLARS IN THOUSANDS)     1996        1996        1996            1996         1997        1997        1997            1997
-----------------------  ---------   --------  -------------   ------------   ---------   --------  -------------   ------------
TOTAL REVENUE..........  $196,505    $217,065    $294,828        $161,083     $177,762    $195,608    $316,647        $155,626

NUMBER OF NEW ORDERS,
NET:
Southeast region.......       617         550         445             369          573         555         472             417
Southwest region.......       995         837         646             545          733         789         750             573
Central region.........        94         119         134             120          228         250         167              96
                         ---------   --------  -------------   ------------   ---------   --------  -------------   ------------
Total..................     1,706       1,506       1,225           1,034        1,534       1,594       1,389           1,086
                         ---------   --------  -------------   ------------   ---------   --------  -------------   ------------
                         ---------   --------  -------------   ------------   ---------   --------  -------------   ------------
NUMBER OF CLOSINGS:
Southeast region.......       483         554         709             378          457         493         716             415
Southwest region.......       836         868       1,044             600          627         651       1,140             469
Central region.........        46          74         202             135          143         171         274             154
                         ---------   --------  -------------   ------------   ---------   --------  -------------   ------------
Total..................     1,365       1,496       1,955           1,113        1,227       1,315       2,130           1,038
                         ---------   --------  -------------   ------------   ---------   --------  -------------   ------------
                         ---------   --------  -------------   ------------   ---------   --------  -------------   ------------

NEW ORDERS AND BACKLOG

    The increase in new orders for the three month period ended December 31, 1997 compared to the same period in 1996 is principally the result of an increase in the number of active subdivisions. Each of the Company's operating regions contributed to an increase in the number of active subdivisions, and both the Southeast and Southwest region experienced an increase in new orders. The Company's Central region did not recognize an increase in new orders for the comparable periods as a result of delays in the opening of several subdivisions in that region. The Company believes that the increased active subdivision levels will contribute to positive new order growth during the remainder of fiscal 1998.

    The comparison of active subdivision levels for the Company has been positive for each of the last two fiscal years. The increase in active subdivisions at September 30, 1997 compared to September 30, 1996 is the result of the Company acquiring favorable land positions and opening a number of new subdivisions during the last two quarters of fiscal 1997, replenishing subdivision levels depleted during the first six months of the fiscal year. In contrast, while the number of active subdivisions at September 30, 1996 is above that of September 30, 1995 many of the subdivisions were nearing close-out status and the number of active subdivisions declined by 30 in the first quarter of 1997 compared to the last quarter of 1996.

    The Company experienced fewer new orders during the year ended September 30, 1997 than the year ended September 30, 1996. The principal reason for this decrease is a reduction in the number of active subdivisions in early fiscal 1997 in the Company's Arizona operations. Excluding the Company's Arizona operations, new orders increased by 347 homes in fiscal 1997. The principal increase was in the Company's Texas operations.

    The Company has historically experienced fluctuations in new order activity in periods of significant mortgage rate changes. Additional factors that impact the Company's new order trends include the ability to react to changing customer preferences through product mix and pricing, local economic conditions and product supply (as measured by the number of active subdivisions). The Company believes that during the year ended September 30, 1996, effective product mix and pricing, especially in the affordable first-time home buyer market in Arizona, contributed to positive order growth in the Company's markets for the year ended September 30, 1996, compared to the year ended September 30, 1995, despite the increase in mortgage interest rates that began in January 1996 and continued for the remainder of the Company's fiscal year.

    The number of homes in backlog at December 31, 1997 decreased compared to December 31, 1996 principally because of a lower level of backlog entering the period. The dollar value of backlog at

December 31, 1997, however, is greater than that at December 31, 1996, reflecting a change in mix of the Company's markets as well as increases in the average sales price of homes in backlog in all regions.

    Backlog levels correspond directly with the new order and closing trends experienced by the Company. Despite an accelerating new order trend late in the Company's 1997 fiscal year, increased closings during the fourth quarter contributed to lower backlog levels at September 30, 1997 compared to September 30, 1996.

RESULTS OF OPERATIONS

    The following table shows certain items in the Company's statements of income expressed as a percentage of total revenue.

                                                                                                                 THREE MONTHS
                                                                                                YEAR ENDED          ENDED
                                                                                               SEPTEMBER 30,     DECEMBER 31,
                                                                                            -------------------  ------------
                                                                                            1995   1996   1997   1996   1997
                                                                                            -----  -----  -----  -----  -----
Total revenue.............................................................................  100.0% 100.0% 100.0% 100.0% 100.0%
Costs and expenses:
  Home construction and land sales........................................................   85.2   84.5   84.7   84.0   83.8
  Amortization of previously capitalized interest.........................................    2.0    1.7    1.7    1.7    2.0
  Selling, general and administrative expenses............................................    9.8   10.3   10.7   11.7   12.4
  Writedown of inventory..................................................................   --     --      0.7   --     --
                                                                                            -----  -----  -----  -----  -----
Operating income..........................................................................    3.0%   3.5%   2.1%   2.6%   1.8%

COMPARISON OF THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997

REVENUES

    The decrease in revenues for the three months ended December 31, 1997 compared to the same period in 1996 is principally the result of reduced closings in the Company's Southwest region. Lower backlog levels entering the quarter ended December 31, 1997 was the primary reason for the decrease in the Southwest. The Company's Southeast and Central regions, however, experienced increases in both revenues and closings for the comparable periods. The increase in the Southeast region is attributable to a substantially higher number of closings in South Carolina and Florida resulting from higher opening backlog figures for the respective periods and the contribution of the acquired Calton operations (16 closings and $2.5 million in revenues). The increase in the Company's Central region is the result of higher opening backlog levels in this region.

HOME CONSTRUCTION AND LAND SALES

    The cost of home construction and land sales as a percentage of revenues decreased for the three month period ended December 31, 1997 compared to the same period in 1996. The decrease is largely attributable to expansion of the Company's profitability initiatives, specifically design centers and mortgage origination operations. The Company is now operating design centers in seven states and mortgage origination operations in eight states. This compares to six and three states with design centers and mortgage origination operations, respectively, at December 31, 1996. Additionally, substantially improved gross margins in the Company's California operations contributed to the overall decrease in the cost of home construction and land sales as a percentage of revenues for the three month period ended December 31, 1997 compared to the same period in fiscal 1997.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased as a percentage of total revenues for the three month period ended December 31, 1997 compared to the same period in the prior year. This increase can be attributed to higher overhead and marketing costs associated with the increase in active subdivision levels in most of the Company's markets.

AMORTIZATION OF PREVIOUSLY CAPITALIZED INTEREST

    Amortization of previously capitalized interest expense as a percentage of revenues for the three months ended December 31, 1997 is greater than the comparable period in 1996 as a result of increased borrowing levels associated with the Company's increased investment in inventory during the quarter.

INCOME TAXES

    The decrease in the Company's effective income tax rate from 39.0% for the three month period ended December 31, 1996 compared to 38.5% for the same period at December 31, 1997 is principally the result of a reduction in the overall effective state income tax rate.

COMPARISON OF THE FISCAL YEARS ENDED 1995, 1996 AND 1997

REVENUES

    The decrease in revenues for the year ended September 30, 1997 compared to the year ended September 30, 1996 is the result of a 3% decrease in the number of homes closed offset by a 1% increase in average sales price. The principal reason for the decrease in home closings was a decline in home closings in Arizona, the Company's largest market. This decrease is partially offset by the continued expansion of the Company's Texas operations. The slight increase in the average sales price is the result of the decrease in closings in Arizona where the average sales price is below the Company average.

    The increase in revenues for the year ended September 30, 1996 compared to the same period in 1995 is the result of a 36% increase in the number of homes closed partially offset by a 1.7% decrease in average sales price. The increase in home closings was experienced in all markets and is a result of the strong order growth early in fiscal 1996 and the expansion of the Texas operations entered initially via the acquisition of Bramalea Homes Texas ("Bramalea") in April 1995 and supplemented through the acquisition of Trendmaker Homes--Dallas in June 1996. The small decrease in average sales price is the result of shifting product mix in the Southeast region, an emphasis on the affordable product mix in the Southwest (especially in Arizona), and decreases in Texas as a result of the Company opening new, lower-priced subdivisions in Dallas.

HOME CONSTRUCTION AND LAND SALES

    Cost of home construction and land sales ("COS") as a percentage of revenues increased for the year ended September 30, 1997 compared to 1996. The principal reason for the increase relates to issues in the Company's Nevada operations. For the fiscal year ended September 30, 1997, the COS as a percentage of revenues was 91.2% for the Nevada operations compared to 84.7% for the total Company. During fiscal 1997, the Company experienced development issues in two subdivisions in Nevada, resulting in a writedown to inventory and reduced margins in other subdivisions in Nevada. The Company has made management changes in its Nevada operations and has implemented additional controls around projects involving significant development expenditures. The Company believes the issues in Nevada have been resolved and anticipates recognizing improving gross margins as a percentage of revenues for the Nevada operations during fiscal 1998. COS as a percentage of revenues decreased for the year ended September 30, 1996 compared to 1995. The decrease is largely attributable to decreases in hard construction costs (material and labor), and an increase in deliveries from homes started subsequent to sale relative to fiscal 1995. Additionally, the Company's Arizona and Texas markets, which typically experience higher gross margins than the Company average, represent a greater percentage of total closings for the year.

WRITEDOWN OF INVENTORY

    During the quarter ended March 31, 1997, the Company recorded a pre-tax charge of approximately $6.3 million to write down two properties located in Nevada to their estimated fair market value (based on the sales prices of comparable projects). The two Nevada properties, Craig Ranch in North Las Vegas and Promontory in Reno, had incurred significant development costs that were not anticipated at the beginning of the project. As a result, the estimated future undiscounted cash flows of the projects were less than their respective book values at that time.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative ("SG&A") expenses increased as a percentage of revenues in each of the last two fiscal years. The increase in fiscal 1997 compared to fiscal 1996 is principally the result of increased sales and marketing expenses relating to the opening of new subdivisions within the Company's existing markets. The sales and marketing component of total SG&A as a percentage of revenues increased to 6.5% from 6.1% in fiscal 1996. The general and administrative component of total SG&A was 4.2% for both fiscal 1997 and 1996. The increase in SG&A as a percentage of revenues in fiscal 1996 compared to fiscal 1995 can be attributed primarily to certain consulting and start-up costs relating to various long-term initiatives the Company began in late fiscal 1996.

AMORTIZATION OF PREVIOUSLY CAPITALIZED INTEREST

    The decrease in interest amortized to costs and expenses as a percentage of revenues for the year ended September 30, 1996 compared to the same period in 1995 is the result of a favorable interest rate environment and accelerated inventory turnover.

INCOME TAXES

    The Company's effective income tax rate was 38.5%, 39.5% and 40.0% for 1997, 1996 and 1995, respectively. The decrease in 1997 and 1996 is principally the result of various tax savings strategies implemented during 1996.

FINANCIAL CONDITION AND LIQUIDITY

    The Credit Facility provides for up to $200 million of unsecured borrowings. At December 31, 1997 the Company had $120 million of outstanding borrowings under the Credit Facility. The Company fulfills its short-term cash requirements with cash generated from its operations and unused funds available under the Credit Facility. Available borrowings under the Credit Facility are limited to certain percentages of homes under contract, unsold homes, substantially improved lots and accounts receivable. At December 31, 1997, after giving effect to the Offering and the application of the net proceeds therefrom, the Company would have had available additional borrowings of $21.2 million under the Credit Facility. During the quarter ended December 31, 1997 the Company utilized borrowings under the Credit Facility of approximately $16.8 million for the acquisition of the Orlando, Florida operations of Calton.

    The Credit Facility includes a financial covenant limiting the dollar value of Land (as defined) owned by the Company to the amount of its Tangible Net Worth (as defined). At December 31,1997 the value of Land owned by the Company exceeded this maximum by approximately $6 million. The Company has received a waiver from each of the participating banks in the Credit Facility relating to this covenant through March 31, 1998. The Company was in compliance with this covenant at February 28, 1998, and expects to be in compliance as of March 31, 1998, through its use of land in the ordinary course of business.

    During fiscal 1996, the Company utilized borrowings under its then-existing credit agreement of $21.4 million for acquisitions. All such borrowings were repaid as of September 30, 1996.

    The Company has utilized, and will continue to utilize, land options as a method of controlling and subsequently acquiring land. At December 31, 1997 the Company had 9,975 lots under option. At December 31, 1997, the Company had commitments with respect to option contracts with specific performance obligations of approximately $46.7 million. The Company expects to exercise all of its option contracts with specific performance obligations and, subject to market conditions, substantially all of its options contracts without specific performance obligations.

    In June 1996, the Company's Board of Directors approved a stock repurchase plan authorizing the repurchase of up to 10% (approximately 660,000 shares) of the Company's then outstanding stock. Such repurchases, if completed, would be effected at various prices from time to time in the open market. The timing of the purchase and the exact number of shares will depend on market conditions. As of December 31, 1997 the Company had purchased 542,510 shares for an aggregate purchase price of approximately $7.3 million under this repurchase plan.

    The 1994 Notes mature in March 2004 and bear interest at 9% per annum payable semiannually. The 1994 Notes contain certain restrictive covenants, including limitations on payment of dividends. At December 31, 1997, under the most restrictive covenants, approximately $30.4 million was available for payment of cash dividends and for the acquisition by the Company of its common stock.

    All significant subsidiaries of the Company are guarantors of the 1994 Notes, are jointly and severally liable for the Company's obligations under the 1994 Notes and will be guarantors of the Notes being offered pursuant to this Prospectus. Separate financial statements and other disclosures concerning each of the significant subsidiaries are not included in the Company's Consolidated Financial Statements incorporated by reference in this Prospectus, as the aggregate assets, liabilities, earnings and equity of the subsidiaries equal such amounts for the Company on a consolidated basis and separate subsidiary financial statements are not considered material to investors. The total assets, revenues and operating profit of the non-guarantor subsidiaries are in the aggregate immaterial to the Company on a consolidated basis. Neither the Credit Facility nor the 1994 Notes restrict, nor will the Notes restrict, distributions to the Company by its subsidiaries.

    Management believes that the Company's current borrowing capacity, and anticipated cash flows from its operations, are sufficient to meet liquidity needs for the foreseeable future. There can be no assurance, however, that amounts available in the future from the Company's sources of liquidity will be sufficient to meet the Company's future capital needs. The amount and types of indebtedness that the Company may incur may be limited by the terms of the Notes, the 1994 Notes and the Credit Facility. The Company continually evaluates expansion opportunities through acquisition of established regional homebuilders and such opportunities may require the Company to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings.

YEAR 2000 COMPLIANCE

    The Company has assessed the vulnerability of its computer systems to the "Year 2000 issue" and the cost of addressing Year 2000 compliance. In connection with its systems streamlining efforts, the Company is currently in the process of implementing new information systems. Such systems will replace the majority of the information systems previously being used by the Company. The Company has determined that its new systems are Year 2000 compliant. Presently, the Company does not believe that systems streamlining efforts or Year 2000 compliance will result in material investments by the Company, nor does the Company anticipate the Year 2000 issue will have material adverse effects on the business operations or financial performance of the Company. The Company further does not believe that the impact of Year 2000 compliance on any of its subcontractors, suppliers and vendors will have a material adverse effect upon the Company. There can be no assurance, however, that the Year 2000 issue will not adversely affect the Company and its business.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") information. The Company adopted SFAS 128 during the first quarter of fiscal 1998. In accordance with SFAS 128, the Company has restated EPS in all prior periods to comply with the new standard. In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). Both SFAS 130 and SFAS 131 become effective for fiscal periods or years beginning after December 15, 1997 with early adoption permitted. The Company is evaluating the effects these statements will have on its financial reporting and disclosures. The statements will have no effect on the Company's results of operations, financial position, capital resources or liquidity.

                                    BUSINESS

OVERVIEW

    The Company designs, builds and sells single family homes in the Southeast, Southwest and Central regions of the United States and, based on home closings, is one of the ten largest builders of single family detached homes in the nation. The Company's Southeast region includes Georgia, North Carolina, South Carolina, Tennessee and Florida, its Southwest region includes Arizona, California and Nevada and its Central region includes Texas. The Company's homes are designed to appeal primarily to entry-level and first time move-up home buyers. For the twelve months ended December 31, 1997, the Company had 5,710 home closings, revenues of approximately $845.6 million and EBITDA of $40.7 million.

    The Company's objective is to provide its customers with homes that incorporate quality and value while seeking to maximize its return on invested capital. To achieve this objective, the Company has developed a business strategy which focuses on the following elements:

        GEOGRAPHIC DIVERSITY AND GROWTH MARKETS. The Company competes in a large number of geographically diverse markets and attempts to react quickly to allocate capital to those markets which it believes provide attractive growth characteristics and opportunities for superior returns. The majority of the Company's markets have experienced significant population and employment growth in recent years. Seven of the nine states in which the Company operates were ranked among the top ten for population growth for the years 1995 through 2000 as projected by the U.S. Census Bureau. The Company strives to maintain a strong competitive position in all of its markets and believes that it is among the top five single family homebuilders in the majority of such markets. Within these markets, the Company builds homes in a variety of projects, typically with fewer than 150 homesites per project.

        QUALITY HOMES FOR ENTRY-LEVEL AND FIRST TIME MOVE-UP HOME BUYERS. The Company seeks to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. The Company focuses on entry-level and first time move-up home buyers because it believes they represent the largest segment of the homebuilding market. In addition, the Company seeks to customize its homes to individual homebuyers through the use of design options and upgrades, many of which are sold through the centralized design centers recently opened by the Company in the majority of its markets. The Company believes that through the increased sale of options and upgrades it can improve both the value of its homes to its customers and its profit margins. During fiscal 1997, the average sales price of the Company's homes closed was approximately $147,100.

        DECENTRALIZED OPERATIONS WITH EXPERIENCED MANAGEMENT. The Company believes its in-depth knowledge of its local markets enables it to better serve its customers. The Company's local managers, who have significant experience in both the homebuilding industry and the markets they serve, are responsible for operating decisions regarding design, construction and marketing. The Company combines these decentralized operations with centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters. In addition, over the past year, the Company has embarked on a centrally driven effort to redesign its sales and construction processes and to streamline its information systems. The Company's process redesign, information systems and mortgage origination efforts are part of a centrally driven emphasis on improving the Company's overall profitability.

        CONSERVATIVE LAND POLICIES. The Company seeks to maximize its return on capital employed by limiting its investment in land and by focusing on inventory turnover. To implement this strategy and to reduce the risks associated with investments in land, the Company enters into option agreements to control land whenever possible. At December 31, 1997, approximately 50% of the land controlled by the Company was subject to option contracts. In addition, the Company does not speculate in unentitled land.

    During the quarter ended December 31, 1997, the Company received 1,086 new contracts for homes, an increase of approximately 5% over the quarter ended December 31, 1996. Backlog at December 31, 1997 was 1,336 homes, with a total dollar value of approximately $212.7 million, a decrease in number of homes of approximately 0.8%, but an increase of approximately 7.3% in dollar value, from backlog at December 31, 1996.

    During fiscal year 1996, the Company established Beazer Mortgage. Beazer Mortgage originates, but does not hold or service, mortgages for homebuyers of the homebuilding operations of the Company. At December 31, 1997, Beazer Mortgage had branches operating in eight of the nine states in which the Company operates. Beazer Mortgage opened a branch in the last state, Tennessee, in January 1998.

DESCRIPTION OF MARKETS AND PRODUCTS

    The Company evaluates a number of factors in determining which geographic markets to enter or in which to concentrate its homebuilding activities. The Company attempts to anticipate swings in economic and real estate conditions by evaluating such statistical information as (i) the historical and projected growth of the population; (ii) the number of new jobs created or projected to be created; (iii) the number of housing starts in previous periods; (iv) building lot availability and price; (v) housing inventory; (vi) level of competition; and (vii) home sales absorption rates. In addition, the Company seeks to avoid direct competition in a particular market with respect to product type.

    The Company maintains the flexibility to alter its product mix within a given market depending on market conditions and, in determining its product mix, considers demographic trends, demand for a particular type of product, margins, timing and the economic strength of the market. While remaining responsive to market opportunities within the industry, the Company in recent years has focused, and intends to continue to focus, its business primarily on entry-level and first time move-up housing in the form of single family detached homes and townhouses. Generally, entry-level homes are priced at the lower end of the market and target first time home buyers, while first time move-up homes generally are priced in the mid-to-upper price range and target a wide variety of home buyers as they progress in income and family size. Although certain of the Company's move-up homes are priced at the upper end of the market and the Company offers a selection of amenities, the Company generally does not build "custom homes," and its prices of first time move-up homes generally are well below the prices of custom homes in most areas. The Company attempts to maximize efficiency by using standardized design plans whenever possible.

    The following table summarizes information regarding the Company's markets as of and for the year ended September 30, 1997. The number of active projects by state is as of September 30, 1997, while the number of homes closed by state covers the entire fiscal year then-ended. As a result of changes during the fiscal year in the number of active projects in certain states, the number of active projects and the number of homes closed may not be comparable.

                                                                                  AVERAGE
                                                                                  CLOSING      ACTIVE        NUMBER OF
                                                                       YEAR       PRICE BY    PROJECTS     HOMES CLOSED
STATE                                        MARKETS                  ENTERED      STATE      BY STATE       BY STATE
-----------------------------  -----------------------------------  -----------  ----------  -----------  ---------------
SOUTHEAST REGION:
Florida:(1)                    Jacksonville.......................        1993   $  182,600          32            394
                               Treasure Coast.....................        1995
                               Fort Meyers/Naples.................        1996
                               Tampa/St. Petersburg...............        1996
Georgia:                       Atlanta............................        1985      164,500          13            174
North Carolina:                Charlotte..........................        1987      155,200          22            628
                               Raleigh............................        1992
South Carolina:                Charleston.........................        1987      117,000          15            391
                               Columbia...........................        1993
                               Myrtle Beach.......................        1996
Tennessee:                     Nashville..........................        1987      196,700          22            457
                               Knoxville..........................        1995
SOUTHWEST REGION:
Arizona:                       Phoenix............................        1993      112,800          30          1,416
California:                    Los Angeles County.................        1993      151,600          17          1,035
                               Orange County......................        1993
                               Riverside & San Bernardino
                                 Counties.........................        1993
                               San Diego County...................        1992
                               Ventura County.....................        1993
                               Solano County......................        1993
Nevada:                        Las Vegas..........................        1993      155,400          13            567
                               Reno/Sparks........................        1996
CENTRAL REGION:
Texas:                         Dallas.............................        1995      155,900          33            723
                               Houston............................        1995
                                                                                                    ---          -----
Total Company:                                                                   $  147,100         197          5,785
                                                                                                    ---          -----
                                                                                                    ---          -----

------------------------

(1) Through its acquisition of the Orlando operations of Calton, the Company entered the Orlando, Florida market subsequent to the fiscal year ended September 30, 1997.

    The Company's homebuilding and marketing activities are conducted under the name of Beazer Homes in each of its markets except in: (i) Ft. Meyers/Naples, where it does business as GulfCoast Homes; (ii) Jacksonville, where it does business as Panitz Homes; (iii) Tennessee, where it does business as Phillips Builders; and (iv) North Carolina and South Carolina, where it does business as Squires Homes.

GROWTH STRATEGY AND MARKET POSITION

    The Company has grown, and intends to continue to grow, its operations through a combination of internal growth and expansion into new markets through acquisitions. The Company's overall growth strategy is comprised of three components: (i) internal growth in markets where the Company believes it can strengthen its competitive position; (ii) expansion into "satellite" markets near its current markets, where it can leverage off of its existing operations; and (iii) expansion into new markets and regions through acquisitions. The Company believes that a strong competitive position in each of the markets it serves allows it to have better access to land and subcontractor labor in those markets. The Company strives to be one of the top five builders in each of the markets in which it operates. Currently, the Company believes that it is among the top five builders, measured by 1997 housing starts or closings, in Raleigh, Charlotte, Nashville, Knoxville, Charleston, Columbia, Jacksonville, Phoenix, Las Vegas and Sacramento. Although the Company is not among the top five builders in the Southern California market, it is currently experiencing significant growth and improvements in profitability that are consistent with recent growth in that region of the state.

LAND ACQUISITION AND DEVELOPMENT

    The Company acquires land both through purchase and by means of option contracts. Substantially all of the land acquired by the Company is purchased only after necessary entitlements have been obtained so that the Company has certain rights to begin development or construction as market conditions dictate. In certain situations, the Company may purchase or control through options unentitled property where it perceives an opportunity to build on such property in a manner consistent with the Company's strategy. The term "entitlements" refers to development agreements, tentative maps or recorded plats, depending on the jurisdiction within which the land is located. Entitlements generally give a developer the right to obtain building permits upon compliance with conditions that are usually within the developer's control. Although entitlements are ordinarily obtained prior to the Company's purchase of land, the Company is still required to obtain a variety of other governmental approvals and permits during the development process.

    The Company selects its land for development based upon a variety of factors, including (i) internal and external demographic and marketing studies;
(ii) suitability for projects comprised of generally less than 150 homesites;
(iii) suitability for development during the time period of one to five years from the beginning of the development process to the last closing; (iv) financial review as to the feasibility of the proposed project, including projected value created, profit margins and returns on capital employed; (v) the ability to secure governmental approvals and entitlements; (vi) environmental and legal due diligence; (vii) competition; (viii) proximity to local traffic corridors and amenities; and (ix) management's judgment as to the real estate market, economic trends and the Company's experience in a particular market.

    The Company generally purchases land or obtains an option to purchase land which, in either case, requires certain site improvements prior to construction. Where required, the Company then undertakes or, in the case of land under option, the grantor of the option then undertakes, the development activities (through contractual arrangements with local developers) that include site planning and engineering, as well as constructing road, sewer, water, utilities, drainage and recreational facilities and other amenities. When available in certain markets, the Company also buys finished lots that are ready for construction.

    The Company strives to develop a design and marketing concept for each of its projects, which includes determination of size, style and price range of the homes, layout of streets, layout of individual lots and overall community design. The product line offered in a particular project depends upon many factors, including the housing generally available in the area, the needs of a particular market and the Company's cost of lots in the project. The Company is, however, often able to use standardized design plans. The development and construction of each project are managed by the Company's operating divisions, each of which is led by a president who, in turn, reports to the Company's Executive Vice President of Operations and the Company's Chief Executive Officer. At the development stage, a manager supervises development of buildable lots. In addition, a field superintendent is located at each project site to supervise actual construction, and each division has one or more customer service and marketing representatives assigned to projects operated by that division. The Company typically controls between a 2.5 and 3.0 year supply of lots, approximately 50% of which are owned and 50% controlled through options. During the quarter ended December 31, 1997, the Company increased its supply of land such that it represented a 3.5 year supply based upon the last twelve months' closings. This increase in the

Company's supply of land, however, is consistent with the Company's positive view of the current economic conditions and its recent growth in new orders during the two months ended February 28, 1998. The following table sets forth, by state, the Company's land inventory as of December 31, 1997.

                                                                                        LAND UNDER
                                                      LAND OWNED                         CONTRACT
                                              --------------------------               -------------
                                               FINISHED     UNDEVELOPED    FINISHED     UNDEVELOPED
                                                 LOTS         LOTS(1)        LOTS         LOTS(1)       TOTAL
                                              -----------  -------------  -----------  -------------  ---------
SOUTHEAST REGION:
  Georgia...................................         393            --           105            58          556
  North Carolina............................         672           125           570         1,216        2,583
  South Carolina............................         411            --           129         1,064        1,604
  Tennessee.................................       1,056            16           817           533        2,422
  Florida...................................         877            --         1,072           147        2,096
SOUTHWEST REGION:
  Arizona...................................       1,354            --         2,756            --        4,110
  California................................       1,095           582           296           362        2,335
  Nevada....................................         593           682           324            --        1,599
CENTRAL REGION:
  Texas.....................................       1,972            --           392           134        2,498
                                                   -----         -----         -----         -----    ---------
    Total...................................       8,423         1,405         6,461         3,514       19,803
                                                   -----         -----         -----         -----    ---------
                                                   -----         -----         -----         -----    ---------

------------------------

(1) Undeveloped lots consist of raw land that is expected to be developed into the respective number of lots reflected in this table.

    The Company acquires certain lots by means of option contracts. Option contracts generally require the payment of a cash deposit or issuance of a letter of credit for the right to acquire lots during a specified period of time at a certain price. Under option contracts without specific performance obligations, the Company's liability is limited to forfeiture of the non-refundable deposits, which aggregated approximately $10.7 million at December 31, 1997. Under option contracts with specific performance obligations, the Company generally is required to purchase specific numbers of lots on fixed dates pursuant to a contractually established schedule. Under such option contracts with specific performance obligations, the party granting the option is required to maintain and/or develop the property pursuant to certain standards specified in the contract and to deliver lots which are free of any liens and are appropriate for residential building pursuant to a specified schedule. If the Company fails to purchase the required number of lots on the date fixed for purchase pursuant to such option contracts and the party granting the option has fulfilled all of its obligations under the contract, the party granting the option to the Company generally has the right to either terminate the option granted pursuant to the option contract in its entirety or to require the Company to purchase the remaining lots. If the party granting the option fails to meet its obligations under such option contracts, the Company generally may, at its option, either not make the lot purchase or require the party granting the option to cure the deficiency. Under such option contracts, if the Company purchases a lot and subsequently discovers that the lot did not meet all of the conditions specified by the option contract, the Company generally may require the party granting the option to repurchase the lot or cure the deficiency. At December 31, 1997, committed amounts under option contracts with specific performance obligations aggregated approximately $46.7 million, while option contracts without specific performance obligations aggregated approximately $190.1 million. The Company's option contracts have expiration periods ranging from one to 60 months.

CONSTRUCTION

    The Company acts as the general contractor for the construction of its projects. The Company's project development operations are controlled by its subsidiaries and divisions, whose employees supervise the construction of each project, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and assure compliance with zoning and building codes. The Company specifies that quality, durable materials be used in the construction of the Company's homes. The Company's subcontractors follow design plans prepared by architects and engineers who are retained by the Company and whose designs are geared to the local market. Subcontractors typically are retained on a project-by-project basis to complete construction at a fixed price. Agreements with the Company's subcontractors and materials suppliers are generally entered into after competitive bidding, and the Company does not have any long-term contractual commitments with any of its subcontractors or suppliers. In connection with such competitive bid process, the Company obtains information from prospective subcontractors and vendors with respect to their financial condition and ability to perform their agreements with the Company. The Company does not maintain significant inventories of construction materials except for materials being utilized for homes under construction. The Company has numerous suppliers of raw materials and services used in its business, and such materials and services have been and continue to be readily available. Material prices may fluctuate, however, due to various factors, including demand or supply shortages which may be beyond the control of the Company's vendors. The Company from time to time enters into regional and national supply contracts with certain of its vendors. For instance, during 1996 the Company entered into a three-year agreement with General Electric as its exclusive supplier of appliances. The Company believes that its relationships with its suppliers and subcontractors are good.

    Construction time for the Company's homes depends on the availability of labor, materials and supplies, product type and location. Homes are designed to promote efficient use of space and materials, and to minimize construction costs and time. In the majority of the Company's markets, construction of a home historically has been completed within three to four months following commencement of construction. At December 31, 1997, the Company had 700 finished homes, of which 238 were sold and included in backlog at such date.

CORPORATE OPERATIONS

    At a centralized level, the Company (i) evaluates and selects geographic markets; (ii) allocates capital resources to particular markets, including with respect to land acquisitions; (iii) maintains the Company's relations with its lenders to regulate the flow of financial resources and develop consistent relationships with such lenders; (iv) maintains centralized information systems; and (v) monitors the decentralized operations of the Company's subsidiaries and divisions. The Company allocates capital resources necessary for new projects consistent with its overall operating strategy. The Company varies such capital allocation based on market conditions, results of operations and other factors. Capital commitments are determined through consultation among selected executive and operational personnel, who play an important role in ensuring that new projects are consistent with the Company's strategy. Centralized financial controls are also maintained through the standardization of accounting and financial policies and procedures, which are applied uniformly throughout the Company. Over the past year, the Company has embarked on a centrally driven effort to redesign its sales and construction processes and to streamline its information systems. The Company's process redesign, information systems and mortgage origination efforts are part of an emphasis on improving the Company's overall profitability.

    Structurally, the Company operates through separate divisions, which are generally located within the areas in which they operate. Each division is managed by executives with substantial experience in the division's market. In addition, each division is equipped with the skills to complete the functions of land acquisition, map processing, land development, construction, marketing, sales and product service.

WARRANTY PROGRAM

    The Company provides a one-year limited warranty of workmanship and materials with each of its homes, which generally includes home inspection visits with the customer during the first year following the purchase of a home. The Company subcontracts its homebuilding work to subcontractors who provide the Company with an indemnity and a certificate of insurance prior to receiving payments for their work and, therefore, claims relating to workmanship and materials are generally the primary responsibility of the Company's subcontractors.

    The Company has established a risk retention group, United Home Insurance Corp. ("UHIC"), to self insure its structural warranty obligations and replace the Company's warranty program with Home Buyers Warranty Corporation ("HBW"). During fiscal 1997, UHIC was licensed by the State of Vermont as a captive insurance risk retention group. UHIC did not insure any warranty obligations during fiscal 1997, however such insurance has been provided by UHIC to Beazer home buyers starting in calendar 1998. The Company believes this will result in cost savings to the Company as well as increased control over the warranty process.

    For homes purchased prior to the establishment of UHIC, the Company provided a 10-year homeowners' warranty through a single national agreement with HBW. Under both the UHIC and HBW warranties, the first year of such warranties covers defects in plumbing, electrical, heating, cooling and ventilation systems, and major structural defects; the second year of such warranty covers major structural defects and certain defects in plumbing, electrical, heating, cooling and ventilation systems of the home (exclusive of defects in appliances, fixtures and equipment); and the final eight years of protection cover only major structural defects.

    An allowance of approximately 0.5% to 1.0% of the sale price of a home is established to cover warranty expenses, although this allowance is subject to adjustment in special circumstances. The Company's historical experience is that such warranty expenses generally fall within the amount established for such allowance.

    For homes closed prior to October 7, 1994, the Company's structural warranty coverage was with the Home Owners Warranty Corporation ("HOW"). On October 7, 1994, the Commonwealth of Virginia placed HOW under temporary receivership, and a permanent injunction followed on October 17, 1994. Terms of the injunction allowed policies that were effective prior to October 7, 1994 to be honored for their full term, but there can be no assurance that funds set aside will be sufficient to honor any claims under any such policies. Concurrent with the above, the Company entered into an agreement with HBW to provide its homebuyers with equally suitable coverage for homes closed subsequent to October 7, 1994. The Company anticipates, however, that substantially all claims under such policies will be at levels below applicable deductibles and, therefore, could be the subject of a claim under the Company's warranty. The Company does not currently have any material litigation or claims regarding warranties or latent defects with respect to the construction of its homes. The Company believes that claims and litigation will be substantially covered by the Company's warranty accrual or insurance.

MARKETING AND SALES

    The Company makes extensive use of advertising and other promotional activities, including newspaper advertisements, brochures, direct mail and the placement of strategically located sign boards in the immediate areas of its developments.

    The Company normally builds, decorates, furnishes and landscapes between one and five model homes for each project and maintains on-site sales offices. At December 31, 1997, the Company maintained 309 model homes, of which 248 were owned and 61 were leased from third parties pursuant to sale and leaseback agreements. The Company believes that model homes play a particularly important role in the Company's marketing efforts. Consequently, the Company expends a significant effort in creating an attractive atmosphere at its model homes. Interior decorations are undertaken by both in-house and third party local design specialists, and vary among the Company's models based upon the lifestyles of targeted home buyers. The purchase of furniture, fixtures and fittings is coordinated to ensure that manufacturers' bulk discounts are utilized to the maximum extent. Structural changes in design from the model homes are not generally permitted, but home buyers may select various optional amenities. The Company also uses a cross-referral program that encourages Company personnel to direct customers to other Company subdivisions based on the customers' needs.

    The Company generally sells its homes through commissioned employees (who typically work from the sales offices located at the model homes used in each division) as well as through independent brokers. Company personnel are available to assist prospective home buyers by providing them with floor plans, price information and tours of model homes and in connection with the selection of options. The Company's selection of interior features is a principal component of the Company's marketing and sales efforts. The Company has attempted to increase the sales of such options and interior features by opening centralized design centers in the majority of its markets during fiscal 1997. Sales personnel are trained by the Company and attend periodic meetings to be updated on sales techniques, competitive products in the area, the availability of financing, construction schedules, marketing and advertising plans, which management believes result in a sales force with extensive knowledge of the Company's operating policies and housing products. The Company's policy also provides that sales personnel be licensed real estate agents where required by law.

    The Company typically also builds a number of homes for which no signed sales contract exists at the time of commencement of construction. The use of an inventory of such homes is necessary to satisfy the requirements of relocated personnel and of independent brokers, who often represent customers who require a completed home within 60 days. At December 31, 1997, excluding models, the Company had 1,219 homes at various stages of completion for which the Company had not received a sales contract.

    The Company uses various sales incentives (such as landscaping and certain interior home options and upgrades) in order to attract home buyers. The use of incentives depends largely on prevailing economic and competitive market conditions.

CUSTOMER FINANCING

    The Company provides customer financing in certain markets through branch offices of Beazer Mortgage. Beazer Mortgage provides mortgage originations only, and does not retain or service the mortgages that it originates. Such mortgages are generally funded by one of a network of mortgage lenders arranged for the Company by Homebuilders Financial Network, an independent consultant of the Company. As of December 31, 1997, Beazer Mortgage had branches operating in eight of the nine states in which the Company operates. Beazer Mortgage opened a branch in the last state, Tennessee, in January 1998.

    For operations that have not established Beazer Mortgage branches, the Company seeks to assist its home buyers in obtaining financing from mortgage lenders offering qualified home buyers a variety of financing options, including a wide variety of conventional, FHA and VA financing programs. From time to time, the Company has arranged for lender representatives to be available in sales offices, has prequalified home buyers and has paid a portion of the closing costs and discount mortgage points to assist home buyers with financing. In certain limited circumstances, the Company may attempt to minimize potential risks relating to the availability of customer financing by purchasing mortgage financing commitments that lock in the availability of funds and interest rates at specified levels for a certain period of time. Since substantially all home buyers utilize long-term mortgage financing to purchase a home, adverse economic conditions, increases in unemployment and high mortgage interest rates may deter and eliminate a substantial number of potential home buyers from the Company's markets in the future.

JOINT VENTURE

    On December 9, 1997, the Company and Corporacion GEO, the largest builder of affordable homes in Mexico, entered into a joint venture arrangement to build homes in the United States. The joint venture will focus exclusively on the development, construction and sale of affordable housing (initially expected to be priced between $35,000 and $45,000) in the Southern United States, initially focusing on Texas. The joint venture is owned 60% by Corporacion GEO and 40% by Beazer. The Company's capital contributions to the joint venture over the venture's first three years of operations are not expected to exceed $6.0 million. The Company intends to use the joint venture as its entry into the affordable segment of the housing market, typically served by the manufactured housing industry. The Company believes that as a result of immigration and population growth trends, affordable housing will be one of the fastest growing segments of the housing market and is currently one that is underserved by conventional housing companies. The Company further believes that Corporacion GEO's extensive experience in affordable housing, as well as its building design and construction techniques, will assist the Company in profitably serving this segment of the market. The Company expects that the joint venture will deliver its first homes in its initial project located in El Paso, Texas in late calendar 1998. The Company does not expect the joint venture to have a significant effect on operating results in fiscal 1998.

COMPETITION AND MARKET FACTORS

    The development and sale of residential properties is highly competitive and fragmented. The Company competes for residential sales on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price, with numerous large and small homebuilders, including some homebuilders with nationwide operations and greater financial resources and/or lower costs than the Company. The Company also competes for residential sales with individual resales of existing homes, available rental housing and, to a lesser extent, resales of condominiums. The Company believes that it compares favorably to other builders in the markets in which it operates, due primarily to (i) its experience within its geographic markets and breadth of product line, which allow it to vary its regional product offerings to reflect changing market conditions; (ii) its responsiveness to market conditions, enabling it to capitalize on the opportunities for advantageous land acquisitions in desirable locations; and (iii) its reputation for quality design, construction and service.

    The housing industry is cyclical and is affected by consumer confidence levels, prevailing economic conditions generally, and interest rate levels in particular. A variety of other factors affect the housing industry and demand for new homes, including the availability of labor and materials and increases in the costs thereof, changes in costs associated with home ownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends and the availability of and changes in mortgage financing programs.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

    Substantially all the Company's land is purchased with entitlements, giving it the right to obtain building permits upon compliance with specified conditions, which generally are within the Company's control. Upon compliance with such conditions, the Company must seek building permits. The length of time necessary to obtain such permits and approvals affects the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application. Several governmental authorities in California have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas. To date, the governmental approval processes discussed above have not had a material adverse effect on the Company's development activities, and indeed all homebuilders in a given market face the same fees and restrictions. There can be no assurance, however, that these and other restrictions will not adversely affect the Company in the future.

    The Company may also be subject to periodic delays or may be precluded entirely from developing communities due to building moratoriums or "slow-growth" or "no-growth" initiatives or building permit allocation ordinances which could be implemented in the future in the states and markets in which it operates. Substantially all of the Company's land is entitled and, therefore, the moratoriums generally would only adversely affect the Company if they arose from health, safety and welfare issues such as insufficient water or sewage facilities. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. These are normally established, however, when the Company receives recorded final maps and building permits. The Company is also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. These laws may result in delays, cause the Company to incur substantial compliance and other costs, and prohibit or severely restrict development in certain environmentally sensitive regions or areas.

BONDS AND OTHER OBLIGATIONS

    The Company is frequently required, in connection with the development of its projects, to obtain letters of credit and performance, maintenance and other bonds in support of its related obligations with respect to such developments. The amount of such obligations outstanding at any time varies in accordance with the Company's pending development activities. In the event any such bonds or letters of credit are drawn upon, the Company would be obligated to reimburse the issuer of such bonds or letters of credit. At December 31, 1997, there were approximately $6.2 million and $58.3 million of outstanding letters of credit and performance bonds, respectively, for such purposes. The Company does not believe that any such bonds or letters of credit are likely to be drawn upon.

EMPLOYEES AND SUBCONTRACTORS

    At December 31, 1997, the Company employed 1,214 persons, of whom 277 were sales and marketing personnel, 421 were executive, management and administrative personnel, 452 were involved in construction, 36 were personnel of Beazer Mortgage and 28 were employed at the Nashville, Tennessee manufacturing facility. Although none of the Company's employees is covered by collective bargaining agreements, certain of the subcontractors engaged by the Company are represented by labor unions or are subject to collective bargaining arrangements. The Company believes that its relations with its employees and subcontractors are good.

PROPERTIES

    The Company leases approximately 8,900 square feet of office space in Atlanta, Georgia to house its corporate headquarters. The Company also leases an aggregate of approximately 135,000 square feet of office space for is subsidiaries' operations at various locations. The Company owns approximately 18,500 square feet of manufacturing space and 6,800 square feet of office space in Nashville, Tennessee.

LITIGATION

    The Company is involved in various legal proceedings, all of which have arisen in the ordinary course of business and some of which are covered by insurance. In the opinion of the Company's management, none of the claims relating to such proceedings will have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Brian C. Beazer......................................          63   Non-Executive Chairman of the Board and Director
Ian J. McCarthy......................................          44   President, Chief Executive Officer and Director
Michael H. Furlow....................................          47   Executive Vice President, Operations
David S. Weiss.......................................          37   Executive Vice President, Chief Financial Officer and
                                                                    Director
John Skelton.........................................          48   Senior Vice President, Operations and Controller
Peter H. Simons......................................          38   Vice President, Corporate Development
James A. Moore.......................................          57   Vice President, Chairman of the Process Redesign and
                                                                    Systems Advisory Committee
Cory J. Boydston.....................................          38   Vice President--Administration and Treasurer
Thomas B. Howard, Jr.................................          69   Director
George W. Mefferd....................................          70   Director
D.E. Mundell.........................................          65   Director
Larry T. Solari......................................          54   Director

    BRIAN C. BEAZER. Mr. Beazer has served as non-executive Chairman since March 1994. He began work in the construction industry in the late 1950's. He served as Chief Executive Officer of Beazer PLC from 1968 to 1991, and Chairman of that company from 1983 to 1991. Mr. Beazer is also a Director of Beazer Japan Ltd., Seal Mint Ltd., Jade Holdings Pfe Ltd., Jade Technologies Singapore Pfe Ltd. and U.S. Industries, Inc.

    IAN J. MCCARTHY. Mr. McCarthy is the President and Chief Executive Officer of the Company. Mr. McCarthy has served as President of predecessors of the Company since January 1991, responsible for all United States residential homebuilding operations in that capacity. During the period from May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand as a Civil Engineer becoming a Director of Beazer Far East and, from January 1980 to May 1981, he was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a chartered civil engineer with a Bachelor of Science degree from The City University, London.

    MICHAEL H. FURLOW. Mr. Furlow joined the Company in October 1997 as the Executive Vice President for Operations. In this capacity the Division Presidents report to Mr. Furlow and he is responsible for the performance of those operating divisions. During the preceding 12 years Mr. Furlow was with Pulte Home Corporation in various field and corporate roles, most recently as a Regional President. Mr. Furlow received a Bachelor of Arts degree with honors in accounting from the University of West Florida and initially worked as a CPA for Arthur Young & Company.

    DAVID S. WEISS. Mr. Weiss has served as Executive Vice President and Chief Financial Officer of the Company since November 1993. Mr. Weiss served as the Assistant Corporate Controller of Hanson Industries, the United States arm of Hanson PLC, for the period from February 1993 to March 1994. Mr. Weiss was manager of Financial Reporting for Colgate-Palmolive Company from November 1991 to February 1993 and was with the firm of Deloitte & Touche from 1982 to November 1991, at which time he served as a Senior Audit manager. Mr. Weiss holds a Master of Business Administration degree from the Wharton School and undergraduate degrees in Accounting and English from the University of Pennsylvania. Mr. Weiss is a licensed Certified Public Accountant.

    JOHN SKELTON. Mr. Skelton has served as the Company's Senior Vice President, Operations and Controller since March 1994. Mr. Skelton served as Vice President and Chief Financial Officer of Beazer Homes, Inc. since 1985. During the period 1977 to 1985, Mr. Skelton served as Finance Director of Leech Homes, a subsidiary of Leech PLC which was acquired by Beazer PLC in 1985. After graduating with a Bachelor's degree from Durham University in the United Kingdom, he was employed by Deloitte & Touche and is a Fellow of the Institute of Chartered Accountants in England and Wales.

    PETER H. SIMONS. Mr. Simons has served as Vice President of Corporate Development since September 1994. The preceding year, he was Director of Operations for Lokelani Homes in Hawaii. From 1989 to 1993, Mr. Simons was a Senior Project Manager for Castle & Cooke Properties in Hawaii. Mr. Simons earned a Bachelor of Arts degree from Yale University and a Masters in Public and Private Management from the Yale School of Management.

    JAMES A. MOORE. Mr. Moore joined the Company as President of Beazer Homes Nevada in January 1994. Mr. Moore served the Company as Southeast Regional Manager responsible for operations in Georgia, Texas and Florida for the period from May 1995 to September 1997. In September 1997. Mr. Moore was appointed Chairman of the Process Redesign and Systems Advisory Committee. Prior to joining the Company, Mr. Moore was President of Watt Housing Corp., a homebuilding and land development company, as well as a director and officer of Watt Housing Corp. and several of its subsidiaries. Mr. Moore has also acted as a management consultant in the homebuilding industry. Mr. Moore earned a Bachelor of Science degree in Accounting from Northern Illinois University. Mr. Moore is a licensed Certified Public Accountant.

    CORY J. BOYDSTON. Mrs. Boydston has been the Vice President--Administration and Treasurer of the Company since January 1998. Prior to joining the Company, Mrs. Boydston served in various capacities with Lennar Corporation from 1987 to 1997, including Chief Financial Officer. Prior to joining Lennar Corporation, Mrs. Boydston was with Hayes Microcomputer Products in Atlanta, Georgia from 1985 to 1987, and was with Arthur Andersen & Co. in Atlanta, Georgia from 1981 to 1984. Mrs. Boydston holds a Bachelor of Arts degree in Accounting from Florida State University and holds an active Certified Public Accountant's license in the State of Georgia.

    THOMAS B. HOWARD, JR. Mr. Howard has been Director of the Company since 1995. He served as the Chairman and Chief Executive Officer of Gifford-Hill & Company, a construction and aggregates company, from 1969 to 1989. Gifford-Hill & Co. was acquired by Beazer PLC in 1989 and Mr. Howard served as Chairman and Chief Executive Officer of the successor company until 1992. During the period 1957 to 1969, Mr. Howard held various positions with Vulcan Materials Company. Mr. Howard currently serves as a Director of Lennox International, Inc. and on the Board of Trustees of the Methodist Hospitals Foundation.

    GEORGE W. MEFFERD. Mr. Mefferd has served as a Director since March 1994. In 1986, Mr. Mefferd served as Group Vice President and a Director of Fluor Corporation, an engineering and construction company. From 1974 to 1986, Mr. Mefferd held various positions with Fluor Corporation, including Senior Vice President--Finance, Treasurer, Group Vice President and Chief Financial Officer.

    D.E. MUNDELL. Mr. Mundell has served as a Director since March 1994. Mr. Mundell has served as Chairman of ORIX USA Corporation, a financial services company, since January 1991. During the period 1959 to 1990, Mr. Mundell held various positions within United States Leasing International, Inc., retiring as Chairman in 1990. He is also a Director of Varian Associates and Stockton Holding, Ltd.

    LARRY T. SOLARI. Mr. Solari has served as a Director since March 1994. He is the Chairman and CEO of Sequentia, Inc., Cleveland, Ohio and is also Chairman and CEO of BSI Holdings, Inc. Mr. Solari was the President of the Building Materials Group of Domtar, Inc. He was the President of the Construction Products Group, Owens-Corning Fiberglass from 1986 to 1994. Mr. Solari is a Director of Pacific Coast Building Products, Inc., Sequentia, Inc. and Therma True, Inc. and he has been a Director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and an Advisory Board Member of the National Home Builders Association.

                       DESCRIPTION OF THE CREDIT FACILITY

    The Company maintains a revolving line of credit with a group of banks pursuant to that certain Credit Facility, dated as of October 22, 1996, and amended as of July 29, 1997 and as of December 10, 1997 among the Company, The First National Bank of Chicago as the issuing bank and agent and the other banks party thereto. The Credit Facility provides for up to $200 million of unsecured borrowings. Borrowings under the Credit Facility generally bear interest payable monthly at a fluctuating rate based upon the corporate base rate of interest announced by The First National Bank of Chicago, the federal funds rate or LIBOR. All outstanding borrowings under the Credit Facility are due in February 2001. The Credit Facility contains various operating and financial covenants and substantially all of Company's subsidiaries are guarantors of the Company's obligations under the Credit Facility. The Credit Facility includes a financial covenant limiting the dollar value of Land (as defined therein) owned by the Company to the amount of its Tangible Net Worth (as defined therein). At December 31, 1997, the value of Land owned by the Company exceeded this maximum by approximately $6 million. The Company has received a waiver from each of the participating banks in the Credit Facility relating to this covenant through March 31, 1998. The Company was in compliance with this covenant at February 28, 1998, and expects to be in compliance as of March 31, 1998, through its use of Land in the ordinary course of business.

    Available borrowings under the Credit Facility are limited to certain percentages of homes under contract, unsold homes, substantially improved lots and accounts receivable. At December 31, 1997 the Company had $120 million in borrowings outstanding at an average interest rate of 7.3% and had available additional borrowings of approximately $24.8 million under the Credit Facility. After giving effect to the application of the proceeds received upon issuance of the Old Notes, at December 31, 1997 the Company would have had approximately $23.6 million in borrowings outstanding and would have had available additional borrowings of approximately $21.2 million under the Credit Facility.

                           DESCRIPTION OF 1994 NOTES

    The Company has outstanding $115 million principal amount of 1994 Notes, which mature on March 1, 2004. Interest on the 1994 Notes accrues at 9% PER ANNUM and is payable semiannually. The Company may, at its option, redeem the 1994 Notes in whole or in part at any time after March 1, 1999, initially at 102.571% of the principal amount, declining ratably to 100% of the principal amount thereof on or after March 1, 2001, in each case together with accrued interest. The 1994 Notes are unsecured and rank PARI PASSU (except as to collateral) with, or senior in right of payment to, all other existing and future indebtedness of the Company. The 1994 Notes are guaranteed on a senior unsecured basis by all of the significant subsidiaries of the Company.

    The indenture governing the 1994 Notes (the "1994 Note Indenture") contains certain restrictive covenants, including covenants which restrict the ability of the Company and its subsidiaries from (i) declaring any dividends or making other distributions on, or redeeming the Company's equity securities, including its common stock; (ii) redeeming or otherwise acquiring any subordinated indebtedness of the Company or certain indebtedness of its subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the 1994
Note Indenture. In addition, the 1994 Note Indenture provides that in the event of defined changes in control or if the consolidated tangible net worth of the Company and its subsidiaries falls below a specified level or, in certain circumstances, upon sales of assets, the Company is required to make an offer to repurchase certain specified amounts of outstanding 1994 Notes. At December 31, 1997, under the most restrictive covenants, approximately $30.4 million was available for payment of cash dividends and for the acquisition by the Company of its common stock.

                         DESCRIPTION OF PREFERRED STOCK

    The Company has authority to issue 5,000,000 shares of Preferred Stock, from time to time, in one or more series, as authorized by the Board of Directors of the Company. As of the date of this Prospectus, the Company has issued 2,000,000 shares of Preferred Stock, denominated Series A Cumulative Convertible Exchangeable Preferred Stock (the "Series A Shares"), all of which shares are outstanding as of the date hereof. The Series A Shares pay dividends quarterly at an annual rate of 8%, are convertible at the holder's option into Common Stock at a conversion price of $19.05 per share of Common Stock and are exchangeable, at the Company's option, into 8% Convertible Subordinated Debentures due 2005. The Series A Shares are redeemable, in whole or in part, at the option of the Company on and after September 1, 1998 initially at a price of $26.25 per share and thereafter at prices declining to $25.00 per share on and after September 1, 2003, plus accrued and unpaid dividends, if any, to the redemption date.

    As of the date of this Prospectus, the Company has adopted a Shareholder Rights Plan and distributed a dividend of one preferred share purchase right (a "Right") to purchase one one-hundredth of a share of Preferred Stock, denominated Junior Participating Preferred Stock, Series B (the "Series B Shares") of the Company. The Company has authorized the issuance of up to 300,000 shares of Series B Shares. The Rights are redeemable and may be amended at the Company's option before they become exercisable. Until a Right is exercised, the holder of a Right has no rights as a shareholder of the Company. The Rights expire on June 24, 2006.

                              DESCRIPTION OF NOTES

    The Old Notes were and the Exchange Notes will be issued under an Indenture, dated as of March 25, 1998, between the Company and U.S. Bank Trust National Association (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference. A copy of the Indenture is filed as an exhibit to the Registration Statement.

GENERAL

    The Notes are general unsecured senior obligations of the Company. The maximum aggregate principal amount of the Notes to be issued under the Indenture is $200 million. Additional Notes may be issued from time to time subject to the limitations set forth under "Certain Covenants--Limitations on Additional Indebtedness." The Notes are guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the "Subsidiary Guarantees") described below. The Indebtedness represented by the Notes ranks PARI PASSU in right of payment with all existing and future unsecured Indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the Notes. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank PARI PASSU in right of payment with all existing and future unsecured Indebtedness of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees.

    Substantially all of the operations of the Company are conducted through the Subsidiary Guarantors, which comprise all of the significant subsidiaries of the Company. As a result, the Company is dependent upon the earnings and cash flow of the Subsidiary Guarantors to meet its obligations, including obligations with respect to the Notes.

    Secured creditors of the Company will have a claim on the assets which secure the obligations of the Company to such creditors prior to claims of holders of the Notes against those assets. At December 31, 1997, as adjusted to give effect to the application of the proceeds received upon issuance of the Old Notes, the total Indebtedness of the Company, other than the Notes, would have been approximately $138 million, none of which would have been subordinated to the Notes or the Subsidiary Guarantees. Secured creditors of the Subsidiary Guarantors will have a claim on the assets which secure the obligations of such Subsidiary Guarantors prior to claims of holders of the Notes against those assets. The Indenture relating to the Notes contains certain limitations on the ability of the Company and its Restricted Subsidiaries to create Liens and incur additional Indebtedness. In addition to certain other Permitted Liens, the Company and its Restricted Subsidiaries may create Liens securing Indebtedness permitted under the Indenture, provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) does not exceed 40% of Consolidated Tangible Assets. Each of the Company's Subsidiaries, other than UHIC, is a Restricted Subsidiary. See "Certain Covenants--Limitations on Additional Indebtedness" and "--Restrictions on Restricted Subsidiary Indebtedness."

    The Notes bear interest at the rate PER ANNUM shown on the cover page of this Prospectus from March 20, 1998, payable on April 1 and October 1 of each year, commencing on October 1, 1998, to holders of record (the "Holders") at the close of business on March 15 or September 15, as the case may be, immediately preceding the respective interest payment date. The Notes will mature on April 1, 2008, and will be issued in denominations of $1,000 and integral multiples thereof.

    Principal, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee. Payments must be paid by check mailed to the registered addresses of the Holders. The Holders must surrender their Notes to the Paying Agent to collect principal payments. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the Notes. The Trustee currently acts as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and/or any Registrar without prior notice to the Holders.

OPTIONAL REDEMPTION

    The Company may redeem all or any portion of the Notes at any time and from time to time on or after April 1, 2003 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount thereof) together, in each case, with accrued and unpaid interest to the date fixed for redemption, if redeemed during the 12-month period beginning on April 1 of each year indicated below:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2003.............................................................................     104.438%
2004.............................................................................     102.958%
2005.............................................................................     101.479%
2006 and thereafter..............................................................     100.000%

    In addition, on or prior to April 1, 2001, the Company may, at its option, redeem up to 35% of the outstanding Notes with the net proceeds of an Equity Offering at 108.875% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; PROVIDED, that at least $65 million principal amount of the Notes remain outstanding after such redemption.

    In the event less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a PRO RATA basis, by lot or by any other method permitted by the Indenture. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

MANDATORY OFFERS TO PURCHASE THE NOTES

    The Indenture requires the Company (i) to offer to purchase all of the outstanding Notes upon a Change of Control of the Company, (ii) to offer to purchase a portion of the outstanding Notes using Net

Proceeds neither used to repay certain Indebtedness nor used or invested as provided in the Indenture or (iii) to offer to purchase 10% of the original outstanding principal amount of the Notes in the event that, at the end of any two consecutive fiscal quarters, the Company's Consolidated Tangible Net Worth is less than $85 million. See "Certain Covenants--Change of Control," "--Disposition of Proceeds of Asset Sales" and "--Maintenance of Consolidated Tangible Net Worth."

    None of the provisions relating to an offer to purchase is waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control or otherwise were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to purchase. In addition, the Company's ability to finance the purchase of Notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase the Notes when required will result in an Event of Default with respect to the Notes.

    If an offer is made to purchase Notes as a result of a Change of Control or otherwise, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14e-1 thereunder, if applicable.

    The Change of Control feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

THE SUBSIDIARY GUARANTEES

    Each of the Subsidiary Guarantors will (so long as they remain Subsidiaries of the Company) unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. Each of the Subsidiary Guarantees will be an unsecured obligation of the Subsidiary Guarantors and will rank PARI PASSU with all existing and future unsecured Indebtedness of such Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

    The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary the assets of which have a book value of not more than $5 million) is a Subsidiary Guarantor and, at the Company's discretion, any Unrestricted Subsidiary may be a Subsidiary Guarantor.

    The Indenture provides that if all or substantially all of the assets of any Subsidiary Guarantor or all of the capital stock of any Subsidiary Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Proceeds from such Asset Sale are used in accordance with the covenant, "Disposition of Proceeds of Asset Sales," then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Subsidiary Guarantee obligations.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

    "ACQUISITION INDEBTEDNESS" means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Company (or such Person is merged with or into the Company or one of the Company's Subsidiaries) or assumed in connection with the acquisition of assets from any such

Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (a) such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries) or (b) such acquisition of assets from any such Person.

    "AFFILIATE" of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company, any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company.

    "ASSET SALE" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $500,000 or more as to each such transaction or series of related transactions; PROVIDED, HOWEVER, that (i) a transaction or series of related transactions that results in a Change of Control shall not constitute an Asset Sale, (ii) sales of homes in the ordinary course of business will not constitute Asset Sales, (iii) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps of real estate in the ordinary course of business, for development of the Company's or any of its Subsidiaries' projects, will not constitute Asset Sales, (iv) sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company's or its Subsidiaries' projects in the ordinary course of business will not constitute Asset Sales, and (v) transactions between the Company and any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries, or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Company, will not constitute Asset Sales.

    "BANK CREDIT FACILITY" means the Credit Facility among the Company, as borrower thereunder, the Subsidiary Guarantors and the financial institutions named therein, as such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any facility extending the maturity of, refinancing or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries) all or any portion of, the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facilities.

    "BANKRUPTCY LAW" means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL STOCK" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

    "CAPITALIZED LEASE OBLIGATIONS" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

    "CHANGE OF CONTROL" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; provided that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50 percent or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control; (ii) the acquisition by the Company and/or any of its Subsidiaries of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the "provided" clause of clause (i) above will not constitute a Change of Control under this clause (iii); (iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of 50 percent or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50 percent (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act; or (v) a majority of the Board of Directors of the Company not being comprised of Continuing Directors.

    "COMMON EQUITY" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

    "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" of the Company and its Restricted Subsidiaries means for any period (a) the sum of the amounts for such period of (i) Consolidated Net Income, PLUS (ii) Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus (iii) Consolidated Interest Expense, PLUS (iv) all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), PLUS (v) all other noncash items reducing Consolidated Net Income during such period, MINUS (b) all other noncash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

    "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date, to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; provided that
(1) with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarter period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarter period, (2) with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four full fiscal quarter period, (3) with respect to the Incurrence of any Acquisition Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarter period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarter period, and (4) with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or pursuant to which any Person's assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarter period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

    "CONSOLIDATED INCOME TAX EXPENSE" of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST INCURRED" of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; PROVIDED that there will be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period, (ii) except to the extent includible in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries, (iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, (iv) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets and (v) the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period; PROVIDED, FURTHER, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

    "CONSOLIDATED TANGIBLE ASSETS" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

    "CONSOLIDATED TANGIBLE NET WORTH" of the Company as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders' equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

    "CONTINUING DIRECTOR" means at any date a member of the Board of Directors of the Company who (i) was a member of the Board of Directors of the Company on the initial issuance date of the Notes under the Indenture or (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

    "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

    "DEFAULT" means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; PROVIDED that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity of the Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the "Change of Control" covenant set forth in the Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Notes pursuant to the "Change of Control" covenant set forth in the Indenture.

    "DISQUALIFIED STOCK DIVIDEND" of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

    "EQUITY OFFERING" means a public or private equity offering by the Company for cash of Capital Stock, other than an offering of Disqualified Stock.

    "EVENT OF DEFAULT" has the meaning set forth in "Description of Notes--Events of Default."

    "EXISTING INDEBTEDNESS" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

    "FAIR MARKET VALUE" with respect to any asset or property means the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee.

    "GAAP" means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

    "HOLDER" means a Person in whose name a Note is registered in the Security Register.

    "INCUR" means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "INDEBTEDNESS" of any Person at any date means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all fixed obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit issued for the benefit of, or surety and performance bonds issued by, such Person in the ordinary course of business, (iv) all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted by the Indenture), (v) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, including, without limitation, all conditional sale obligations of such Person and all obligations under any title retention agreement; PROVIDED, HOWEVER, that
(a) any obligations described in the foregoing clause (v) which are non-interest bearing and which have a maturity of not more than six months from the date of Incurrence thereof shall not constitute Indebtedness and (b) trade payables and accrued expenses Incurred in the ordinary course of business shall not constitute Indebtedness, (vi) all Capitalized Lease Obligations of such Person,
(vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (viii) all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability, and (ix) all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends). The amount of Indebtedness of any Person at any date will be (a) the outstanding balance at such date of all unconditional obligations as described above, (b) the maximum liability of such Person for any contingent obligations under clause (viii) above and (c) in the case of clause (vii) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (A) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) amount of the Indebtedness secured.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent, in a direct and indirect manner, of the parties to the Affiliate Transaction with respect to which such firm has been engaged.

    "INTANGIBLE ASSETS" of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

    "INTEREST EXPENSE" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

    "INTEREST INCURRED" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption "interest expense" or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

    "INVESTMENTS" of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP.

    "JOINT VENTURE ENTITY" means the joint venture between the Company and Corporacion GEO S.A. de C.V.

    "LEGAL HOLIDAY" means Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MATERIAL SUBSIDIARY" means any Subsidiary of the Company which accounted for five percent or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

    "NET PROCEEDS" means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of (a) all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale, (b) provisions for all income and other taxes measured by or resulting from such Asset Sale of the Company or any of its Restricted Subsidiaries, (c) payments made to retire Indebtedness that was incurred in accordance with the Indenture and that either (1) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or (2) is required in connection with such Asset Sale to the extent actually repaid in cash, (d) amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and (ii) all noncash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

    "NON-RECOURSE INDEBTEDNESS" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

    "OFFICER" means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers, one of whom must be the Person's chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

    "PAYING AGENT" means any office or agency where Notes and the Subsidiary Guarantees may be presented for payment.

    "PERMITTED INVESTMENTS" of any Person means Investments of such Person in
(i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof, (ii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better, (iii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above, PROVIDED that the aggregate amount of all certificates of deposit issued to the Company at any one time by such bank, trust company or savings and loan association will not exceed $100,000, (iv) commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof, (v) repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof and (vi) in the case of the Company and its Subsidiaries, any receivables or loans taken by the Company or a Subsidiary in connection with the sale of any asset otherwise permitted by the Indenture.

    "PERMITTED LIENS" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, (iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company and its Subsidiaries, (v) attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings, (vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries, (vii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business, (viii) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries, (ix) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests), (x) Liens securing Refinancing Indebtedness; PROVIDED that such Liens only extend to assets which are similar to the type of assets securing the Indebtedness being refinanced and such refinanced Indebtedness was previously secured by such similar assets, (xi) Liens securing Indebtedness of the Company and its Restricted Subsidiaries permitted to be Incurred under the Indenture; PROVIDED that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) will not exceed 40 percent of Consolidated Tangible Assets, (xii) any interest in or title of a lessor to property subject to any Capitalized Lease Obligations incurred in compliance with the provisions of the Indenture, (xiii) Liens existing on the date of the Indenture, including, without limitation, Liens securing Existing Indebtedness
(xiv) any option, contract or other agreement to sell an asset; PROVIDED such sale is not otherwise prohibited under the Indenture, (xv) Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; PROVIDED that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days of the incurrence of such Non-Recourse Indebtedness, (xvi) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries, (xvii) Liens securing Indebtedness of an Unrestricted Subsidiary, (xviii) any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders, (xix) any pledge or deposit of cash or property in

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conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company or any Restricted Subsidiary; (xx) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (xxi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in the price of commodities, and (xxii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business.

    "PERSON" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

    "PREFERRED STOCK" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

    "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes or the Subsidiary Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding under the Indebtedness being refunded, refinanced or extended, (v) such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary, and (vi) such Refinancing Indebtedness is Incurred within 180 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.

    "REGISTRAR" means an office or agency where Notes may be presented for registration of transfer or for exchange.

    "RESTRICTED INVESTMENT" with respect to any Person means any Investment (other than any Permitted Investment) by such Person in any (i) of its Affiliates, (ii) executive officer or director or any Affiliate of such Person, or (iii) any other Person other than a Restricted Subsidiary; PROVIDED, HOWEVER, that with respect to the Company and its Restricted Subsidiaries, any loan or advance to an executive officer or director of the Company or a Subsidiary will not constitute a Restricted Investment provided such loan or advance is made in the ordinary course of business and, if such loan or advance exceeds $100,000 (other than a readily marketable mortgage loan not exceeding $500,000, such loan or advance has been approved by the Board of Directors of the Company or a disinterested committee thereof. Notwithstanding the above, a Subsidiary Guarantee shall not be deemed a Restricted Investment.

    "RESTRICTED PAYMENT" with respect to any Person means (i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person will not constitute a Restricted Payment), (ii) any payment on account of the

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
purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof (other than payments or distributions excluded from the definition of Restricted Payment in clause (i) above), either directly or indirectly, (iii) any Restricted Investment, and (iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness of any Unrestricted Subsidiary or of Indebtedness of the Company which is subordinated in right of payment to the Notes or of Indebtedness of a Restricted Subsidiary which is subordinated in right of payment to its Subsidiary Guarantee; PROVIDED, HOWEVER, that with respect to the Company and its Subsidiaries, Restricted Payments will not include (a) any payment described in clause (i), (ii) or (iii) above made to the Company or any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries by any of the Company's Subsidiaries, or (b) any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of such Person or its Subsidiaries if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of such Person.

    "RESTRICTED SUBSIDIARY" means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

    "SECURITY REGISTER" is a register of the Notes and of their transfer and exchange kept by the Registrar.

    "SUBSIDIARY" of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such Person, and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity.

    "SUBSIDIARY GUARANTEE" means the guarantee of the Notes by each Subsidiary Guarantor under the Indenture.

    "SUBSIDIARY GUARANTORS" means each of (i) Beazer Homes Corp., a Tennessee corporation, Beazer/ Squires Realty, Inc., a North Carolina corporation, Beazer Homes Sales Arizona Inc., a Delaware corporation, Beazer Realty Corp., a Georgia corporation, Panitz Homes Realty, Inc., a Florida corporation, Beazer Mortgage Corporation, a Delaware corporation, Beazer Homes Holdings Corp., a Delaware corporation, Beazer Homes Texas Holdings, Inc., a Delaware corporation and Beazer Homes Texas, L.P., a Delaware limited partnership and (ii) each of the Company's Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

    "TRUST OFFICER" means any vice president, trust officer or other authorized person of the Trustee assigned by the Trustee to administer its corporate trust matters.

    "TRUSTEE" means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

    "UNRESTRICTED SUBSIDIARY" means United Home Insurance Corp. and each of the Subsidiaries of the Company so designated by a resolution adopted by the Board of Directors of the Company as provided below and PROVIDED that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries)
(1) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such Subsidiary and (c) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. The Board of

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Directors of the Company may designate an Unrestricted Subsidiary to be a
Restricted Subsidiary; PROVIDED that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the "Limitations on Additional Indebtedness" covenant set forth in the Indenture as of the date of such redesignation, (ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and
(iii) the Liens of such Unrestricted Subsidiary could then be incurred in accordance with the "Limitation on Liens" covenant set forth in the Indenture as of the date of such redesignation. Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and
(iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

    "WHOLLY OWNED SUBSIDIARY" of any Person means (i) a Subsidiary, of which 100 percent of the Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

    "WORKING CAPITAL FACILITIES" means, collectively, the Bank Credit Facility and one or more other facilities among the Company, as borrower thereunder, any Subsidiary Guarantor and one or more lenders pursuant to which the Company may Incur Indebtedness for working capital purposes or to finance the acquisition, holding or development of property by the Company and the Restricted Subsidiaries (including the financing of any related interest reserve), as any such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries), all or any portion of the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facility.

CERTAIN COVENANTS

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value for the shares or assets sold or otherwise disposed of; provided that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars) will not, when aggregated with the Fair Market Value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the date of the Indenture that has not been converted into cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars), exceed five percent of the Consolidated Tangible Assets of the Company at the time of the Asset Sale under consideration, and (ii) the Company will apply or will cause one or more of its Restricted Subsidiaries to apply an amount equal to the aggregate Net Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales occurring subsequent to the date of the Indenture as follows: (A) to repay any outstanding Indebtedness of the Company that is not subordinated to the Notes or other Indebtedness of the Company, or to the payment of any Indebtedness of any Restricted Subsidiary that is not subordinated to the Subsidiary Guarantee of such Restricted Subsidiary, in each case within one year after such Asset Sale; or (B) to acquire properties and assets that will be used in the businesses of the Company and its Restricted Subsidiaries existing on the date of the Indenture within one year after such Asset Sale, PROVIDED, HOWEVER, that (x) in the case of applications contemplated by clause (ii)(A) the payment of such Indebtedness will result in a permanent reduction in committed amounts, if any, under the Indebtedness repaid at least equal to the amount of the payment made, (y) in the case of applications contemplated by clause (ii)(B), the Board of Directors has, within such one year period, adopted in good faith a resolution committing such Net Proceeds to such use and (z) none of such Net Proceeds shall be used to make any Restricted Payment. The amount of such Net Proceeds neither used to repay the Indebtedness described above nor used or invested as set forth in the preceding sentence constitutes "Excess Proceeds." Notwithstanding the above, any Asset Sale that is subject to the "Limitations on Mergers and Consolidations" covenant set forth in the Indenture will not be subject to the "Disposition of Proceeds of Asset Sales" covenant set forth in the Indenture.

    The Indenture also provides that, notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other noncash property or assets as proceeds of an Asset Sale, the Company will not be required to make any application of such noncash proceeds required by clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property. Any amounts deferred pursuant to the preceding sentence will be applied in accordance with clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture when cash or cash equivalent proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property.

    The Indenture also provides that, when the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (an "Excess Proceeds Offer"), and will purchase from Holders accepting such Excess Proceeds Offer on the date fixed for the closing of such Excess Proceeds Offer (the "Asset Sale Offer Date"), the maximum principal amount (expressed as a multiple of $1,000) of Notes plus accrued and unpaid interest thereon, if any, to the Asset Sale Offer Date that may be purchased and paid, as the case may be, out of the Excess Proceeds, at an offer price (the "Asset Sale Offer Price") in cash in an amount equal to 100 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures set forth in the "Disposition of Proceeds of Asset Sale" covenant in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, then the Company may use such Excess Proceeds, or a portion thereof, for general corporate purposes in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

    In addition, the Indenture provides that, within 30 days after the date on which the amount of Excess Proceeds equals $10,000,000 or more, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, to all Persons who were Holders on the date such Excess Proceeds equaled $10,000,000, at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holders' rights arising as a result thereof. The Indenture also provides that:

        (a) In the event the aggregate principal amount of Notes surrendered by Holders together with accrued interest thereon exceeds the amount of Excess Proceeds, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Excess Proceeds remaining are less than $1,000, the Company may use such Excess Proceeds for general corporate purposes. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

        (b) Not later than one Business Day after the Asset Sale Offer Date in connection with which the Excess Proceeds Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Excess Proceeds Offer (on a pro rata basis if required), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and
    (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders so accepted payment in an amount equal to the Asset Sale Offer Price of the Notes purchased from each such Holder, and the Company will execute and upon receipt of an Officers' Certificate of the Company the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Excess Proceeds Offer promptly after the Asset Sale Offer Date.

        (c) Any Excess Proceeds Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

        (d) Whenever Excess Proceeds are received by the Company, and prior to the allocation of such Excess Proceeds pursuant to this covenant, such Excess Proceeds will be set aside by the Company in a separate account to be held in trust for the benefit of the Holders; PROVIDED, HOWEVER, that in the event the Company will be unable to set aside such Excess Proceeds in a separate account because of provisions of applicable law or of the Working Capital Facilities, the Company will not be required to set aside such Excess Proceeds.

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
        (e) Notwithstanding the foregoing, an Excess Proceeds Offer may be made by one or more Restricted Subsidiaries in lieu of the Company.

    There can be no assurance that sufficient funds will be available at the time of an Excess Proceeds Offer to make any required repurchases. The Company's failure to make or to cause one or more Restricted Subsidiaries to make any required repurchases in the event of an Excess Proceeds Offer will create an Event of Default under the Indenture.

    LIMITATIONS ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

        (i) the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined in good faith by a majority of the disinterested members of the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments declared or made after the date of the Indenture, exceeds the sum of: (1) $50 million, PLUS (2) 50 percent of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing January 1, 1998 and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100 percent of such aggregate deficit), PLUS (3) the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries that is not Disqualified Stock (other than a sale to a Subsidiary of the Company) after the date of the Indenture, PLUS (4) 100 percent of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after the date of the Indenture that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, PLUS (5) 100 percent of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Company and other than to the extent sold, disposed of or liquidated with recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (x) not included in clause (2) above and (y) that the making of such Investment constituted a permitted Restricted Investment, PLUS (6) 100 percent of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company which is released (other than due to a payment on such guarantee) after the date of the Indenture, but only to the extent that such guarantee constituted a permitted Restricted Payment; or

        (ii) the Company would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture; or

       (iii) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

        Notwithstanding the foregoing, the provisions of the "Limitation on Restricted Payments" covenant set forth in the Indenture will not prevent:
    (i) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration, PROVIDED that (x) such dividend will be deemed to have been paid as of its date of declaration for the purposes of this covenant and (y) at the time of payment of such dividend no other Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) the retirement of shares of the Company's Capital Stock or the Company's or a Restricted Subsidiary of the Company's Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock), PROVIDED that the proceeds of any such sale will be excluded in any computation made under clause (3) above; (iii) the redemption, repurchase, defeasance or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness; (iv) payments or distributions pursuant to or in connection with a merger, consolidation or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any Guarantor or (v) Investments in the Joint Venture Entity in an aggregate amount not to exceed $6.0 million.

    LIMITATIONS ON ADDITIONAL INDEBTEDNESS. The Indenture provides that the Company will not, and will not cause or permit any of its Subsidiaries, directly or indirectly, to, Incur any Indebtedness (other than Indebtedness between the Company and its Restricted Subsidiaries which are Wholly Owned Subsidiaries or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries) including Acquisition Indebtedness, unless, after giving effect thereto and the application of the proceeds therefrom, either (i) the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or
(ii) the ratio of Indebtedness of the Company and the Restricted Subsidiaries to Consolidated Tangible Net Worth is less than 2.25 to 1.

    Notwithstanding the foregoing, the provisions of the Indenture will not prevent: (i) the Company from Incurring (A) Refinancing Indebtedness, (B) Non-Recourse Indebtedness, (C) Indebtedness evidenced by the Notes issued on the Issue Date or the Exchange Notes, or (D) Indebtedness Incurred under Working Capital Facilities not to exceed the greater of $75 million or 15% of Consolidated Tangible Assets, (ii) Unrestricted Subsidiaries from Incurring Indebtedness, (iii) any Subsidiary Guarantee of Indebtedness of the Company under the Notes, (iv) the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money), and (v) the Company and its Restricted Subsidiaries from guaranteeing Indebtedness of the Joint Venture Entity in an amount not to exceed $6.0 million less the amount of all other Investments made by the Company and its Restricted Subsidiaries in the Joint Venture Entity, in each case Incurred in the ordinary course of business of the Company or the Restricted Subsidiary.

    The Company shall not, and the Company will not cause or permit any Subsidiary Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

    For purposes of determining compliance with this "Limitations on Additional Indebtedness" covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    RESTRICTIONS ON RESTRICTED SUBSIDIARY INDEBTEDNESS. In addition to the limitations provided for under the covenant, "Limitation on Additional Indebtedness", the Indenture provides that the Company will not permit any Restricted Subsidiaries to, directly or indirectly, Incur any additional Indebtedness after the date of the Indenture other than: (i) any guarantee of Indebtedness of the Company permitted to be Incurred under the Indenture (other than Non-Recourse Indebtedness), (ii) Refinancing Indebtedness, (iii) Non-Recourse Indebtedness, (iv) Acquisition Indebtedness not to exceed $10 million aggregate principal amount at any one time outstanding, (v) Indebtedness to the Company for so long as held by the Company; provided that such Indebtedness is subordinated to any Subsidiary Guarantee, (vi) Indebtedness to another Restricted Subsidiary which is a Wholly Owned Subsidiary so long as held by such Restricted

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Subsidiary; provided that such Indebtedness is subordinated to any Subsidiary
Guarantee, (vii) any Subsidiary Guarantee of Indebtedness of the Company under the Notes and (viii) any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts, and other obligations of like nature (exclusive of the obligation for the payment of borrowed money), in each case Incurred in the ordinary course of business of the Restricted Subsidiary, consistent with past practice.

    LIMITATIONS AND RESTRICTIONS ON ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not permit any Restricted Subsidiary to issue, or permit to be outstanding at any time, Preferred Stock or any other Capital Stock constituting Disqualified Stock other than any such Capital Stock issued to or held by the Company or any Restricted Subsidiary of the Company which is a Wholly Owned Subsidiary.

    CHANGE OF CONTROL. The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase (a "Change of Control Offer") from all Holders, and will purchase from Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the "Change of Control Payment Date"), the outstanding principal amount of Notes at an offer price (the "Change of Control Price") in cash in an amount equal to 101 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the "Change of Control" covenant of the Indenture.

    In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with Notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holder's rights arising as a result thereof.

    The Indenture also provides that:

        (a) In the event of a Change of Control Offer, the Company will only be required to accept Notes in denominations of $1,000 or integral multiples thereof.

        (b) Not later than one Business Day after the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Price of the Notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officer's Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

        (c) Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

    The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company's failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

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
    No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control.

    LIMITATIONS ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any Investment, loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company's Subsidiaries or (ii) any Person (or any Affiliate of such person) holding 10 percent or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not an Affiliate.

    The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Affiliate Transaction involving or having a value of more than $1 million, unless, in each case, such Affiliate Transaction has been approved by a majority of the disinterested members of the Company's Board of Directors.

    The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into an Affiliate Transaction involving or having a value of more than $5 million unless the Company has delivered to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Subsidiary, as the case may be, from a financial point of view.

    The Indenture also provides that, notwithstanding the foregoing, an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company's Board of Directors, (ii) Capital Stock issuances to members of the Board of Directors, officers and employees, of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company,
(iii) any Restricted Payment otherwise permitted under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (iv) any transaction between the Company and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary, (v) any transaction pursuant to the tax sharing agreement, the agreement with Beazer Homes Ltd. regarding use of name and the cross-indemnity agreement, in each case with the Company's former parent or affiliates, as such agreements are in effect on the date of the Indenture or
(vi) any transactions pursuant to the joint venture agreement with the Joint Venture Entity, as such agreement is in effect on the date of the Indenture.

    LIMITATIONS ON LIENS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets, property, income or profits therefrom unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien. The Indenture also provides that no Liens will be permitted to be created or suffered to exist on any Indebtedness from the Company in favor of any Restricted Subsidiary and that such Indebtedness will not be permitted to be sold, disposed of or otherwise transferred.

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
    LIMITATIONS ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its other Restricted Subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) covenants or restrictions contained in the agreements evidencing Existing Indebtedness as in effect on the date of the Indenture, (c) any restrictions or encumbrances arising under Acquisition Indebtedness; PROVIDED, that such encumbrance or restriction applies only to the obligor on such Indebtedness and its Subsidiaries and that such Acquisition Indebtedness was not incurred by the Company or any of its Subsidiaries or by the Person being acquired in connection with or in anticipation of such acquisition, (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness are not more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended, (e) any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances, and (f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture, which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of indebtedness outstanding on such real estate or real estate project and the value of some or all of the remaining real estate or the project's remaining assets, and customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries.

    MAINTENANCE OF CONSOLIDATED TANGIBLE NET WORTH. The Indenture provides that:

        (a) In the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to in the Indenture as the "Deficiency Date"), within 30 days after the end of each such period, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (a "Net Worth Offer"), and will purchase from Holders accepting such Net Worth Offer on the date fixed for the closing of such Net Worth Offer (the "Net Worth Offer Date"), 10 percent of the original outstanding principal amount of the Notes (the "Net Worth Amount") at an offer price (the "Net Worth Offer Price") in cash in an amount equal to 100 percent of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Net Worth Offer Date. To the extent that the aggregate amount of Notes tendered pursuant to a Net Worth Offer is less than the Net Worth Amount relating thereto, then the Company may use the excess of the Net Worth Amount over the amount of Notes tendered, or a portion thereof, for general corporate purposes. In no event shall the Company's failure to meet the Consolidated Tangible Net Worth threshold at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company may reduce the principal amount of Notes to be purchased pursuant to the Net Worth Offer by subtracting 100 percent of the principal amount (excluding premium) of Notes acquired by the Company or any Wholly Owned Subsidiary subsequent to the Deficiency Date and surrendered for cancellation through purchase, redemption (other than pursuant to this covenant) or exchange, and that were not previously used as a credit against any obligation to repurchase Notes pursuant to this covenant.

        (b) In the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters, within 30 days after the end of such period, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first-class mail, postage pre-paid, to all Persons who were Holders on the date of the end of the second such consecutive fiscal quarter, at their respective addresses appearing in the Security Register, a notice of such occurrence and of each Holder's rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable Holders to tender their Notes to the Company.

        (c) In the event that the aggregate principal amount of Notes surrendered by Holders exceeds the Net Worth Amount, the Company will select the Notes to be purchased on a pro rata basis from all Notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Net Worth Amount remaining is less than $1,000, the Company may use such Net Worth Amount for general corporate purposes. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

        (d) Not later than one Business Day after the Net Worth Offer Date in connection with which the Net Worth Offer is being made, the Company will
    (i) accept for payment Notes or portions thereof tendered pursuant to the Net Worth Offer (on a pro rata basis if required pursuant to the "Maintenance of Consolidated Tangible Net Worth" covenant set forth in the Indenture), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Net Worth Offer Price of the Notes purchased from each such Holder, and the Company will execute and the Trustee will promptly authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Net Worth Offer promptly after the Net Worth Offer Date.

        (e) Any Net Worth Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

    There can be no assurance that sufficient funds will be available at the time of a Net Worth Offer to make any required repurchases. The Company's failure to make any required repurchases in the event of a Net Worth Offer will create an Event of Default under the Indenture.

    LIMITATIONS ON MERGERS AND CONSOLIDATIONS. The Indenture provides that neither the Company nor any Subsidiary Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or series of related transactions), to any Person or permit any of its Restricted Subsidiaries to do any of the foregoing (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company or such Subsidiary Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, and the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing, (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be such that the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be entitled to Incur at least $1.00 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture. The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Subsidiary Guarantor with or into another person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, that results in such Subsidiary Guarantor being released from its Subsidiary Guarantee as provided under "The Subsidiary Guarantees" above.

    No quantitative or other established meaning has been given to the phrase "all or substantially all" by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (i) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

        (ii) the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer, a Net Worth Offer or an Excess Proceeds Offer);

       (iii) the failure by the Company or any of its Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the Notes, the Subsidiary Guarantees or the Indenture and such failure continues for the period and after the notice specified below;

        (iv) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries that has an outstanding principal amount of $3 million or more in the aggregate;

        (v) the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries with an outstanding aggregate amount of $3 million or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

        (vi) a final judgment or judgments that exceed $3 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

       (vii) the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

           (A) commences a voluntary case,

           (B) consents to the entry of an order for relief against it in an involuntary case,

           (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

           (D) makes a general assignment for the benefit of its creditors;

      (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

           (A) is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,

           (B) appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or

           (C) orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days; or

        (ix) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

    A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." If such a Default is cured within such time period, it ceases.

    If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes, as determined pursuant to the provisions of the "Acceleration" section of the Indenture, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and (viii) above occurs, such an amount will IPSO FACTO become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder. The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive such Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

    The Holders may not enforce the provisions of the Indenture, the Notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled Change of Control) if the Trustee determines that withholding such notice is in the Holders' interest.

    The Company is required to deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

REPORTS

    The Indenture provides that, as long as any of the Notes are outstanding, the Company will deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Subsidiary Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the Commission as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Subsidiary Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

DISCHARGE OF INDENTURE

    The Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

    In addition, the Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient (without regard to reinvestment of any interest thereon), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, to pay principal of and interest on the Notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that the Company has received from the Internal Revenue Service a ruling or that since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

TRANSFER AND EXCHANGE

    A Holder will be able to transfer or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to comply with the "Limitations on Mergers and Consolidations" section set forth in the Indenture; to provide for uncertificated Notes in addition to certificated Notes; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; to comply with or qualify the Indenture under the Trust Indenture Act; or to reflect a Subsidiary Guarantor ceasing to be liable on the Subsidiary Guarantees because it is no longer a Subsidiary of the Company.

    Without the consent of each Holder affected, the Company may not (i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note, (iii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemption under the "Optional Redemption" section set forth in the Indenture or with respect to mandatory offers to repurchase Notes pursuant to the "Disposition of Proceeds of Asset Sales," "Change of Control" and "Maintenance of Consolidated Tangible Net Worth" covenants set forth in the Indenture, (iv) make any Note payable in money other than that stated in the Note, (v) make any change in the "Waiver of Past Defaults and Compliance with Indenture Provisions", "Rights of Holders to Receive Payment" or, in part, the "With Consent of Holders" sections set forth in the Indenture, (vi) modify the ranking or priority of the Notes or any Subsidiary Guarantee, (vii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or (viii) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

    The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each Holder, by accepting such Notes waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

    The Indenture, the Notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

DELIVERY AND FORM OF SECURITIES

    BOOK ENTRY; DELIVERY AND FORM

    The Old Notes are, and the Exchange Notes will be, issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the Exchange Offer with, or on behalf of, the Trustee as custodian for the Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). The Depositary will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

    The Depositary has advised the Company and the Initial Purchasers as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon the issuance by the Company of the Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with the principal amount of the Notes purchased by the Initial Purchasers and
(ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected through, records maintained by the Depositary (with respect to Participants' interest), the Participants and the indirect participants.

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note is limited to such extent.

    Investors in the Global Note may hold their interests therein directly through the Depositary, if they are Participants in such system, or indirectly through organizations that are Participants in such system.

    So long as a nominee of the Depositary is the registered owner of the Global Note, such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture, including with respect to giving of any directions, instructions or approvals to the Trustee thereunder.

    Neither the Company nor the Trustee, the Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Principal and interest payments on the Global Note registered in the name of the Depositary's nominee will be made by the Company, either directly or through a paying agent, to the Depositary's nominee as the registered owner of the Global Note. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Note. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment, to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bear form or registered in "street name" and will be the responsibility of such Participants or indirect participants.

    As long as the Notes are represented by a Global Note, the Global Note Holder will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice by Participants or indirect participants or by owners of beneficial interests in the Global Note held through such Participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by the Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

    Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in definitive form. Upon any such exchange, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). Such Notes would be issued in fully registered form and would be subject to the legal requirements described herein under "Transfer Restriction." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Global Note Holder of the Global Note,

Notes in such form will be issued to each person that such Global Note Holder and the Depositary identifies as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the owners of beneficial interests in the Global Note and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages) be made in same day funds. Interests in the Global Note trade in the Depositary's same-day funds settlement system, and any permitted secondary market trading activity in the Notes will, therefore, be required by the Depositary to be settled in same-day funds. Transfer between Participants in the Depositary will be effected in accordance with the Depositary's procedures, and will be settled in same-day funds.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax consequences of the Exchange Offer to a holder of Old Notes that is an individual citizen or resident of the United States or a United States corporation that purchased the Old Notes pursuant to their original issue (a "U.S. Holder"). It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code") existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Old Notes, and the Exchange Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by U.S. Holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the Old Notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Exchange Offer.

    THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE OLD NOTES FOR EXCHANGE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE OLD NOTES FOR EXCHANGE NOTES.

THE EXCHANGE OFFER

    The exchange of Exchange Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Old Notes because the terms of the Exchange Notes are not materially different from the terms of the Old Notes, and accordingly (i) such exchange should not constitute a taxable event to a U.S. Holder, (ii) no gain or loss should be realized by a U.S. Holder upon receipt of an Exchange Note, (iii) the holding period of the Exchange Note should include the holding period of the Old Note exchanged therefor and (iv) the adjusted tax basis of the Exchange Note should be the same as the adjusted tax basis of the Old Note exchanged therefor immediately before the exchange.

STATED INTEREST

    Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. The Notes are not considered to have been issued with original issue discount for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A U.S. Holder's tax basis in a Note generally will be its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of a Note in an amount equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the Note. Gain or loss recognized on the sale, exchange or retirement of a Note (excluding amount received in respect of accrued interest, which will be taxable as ordinary interest income) generally will be capital gain or loss. The maximum rate of tax on long term capital gains on most capital assets held by an individual, trust or estate for more than 18 months is 20%, and for most capital assets held for more than one year and up to 18 months is 28%.

BACKUP WITHHOLDING

    Under certain circumstances, a U.S. Holder of a Note may be subject to "backup withholding" at a 31% rate with respect to payments of interest thereon or the gross proceeds from the disposition thereof. This withholding generally applies if the U.S. Holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain other circumstances. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability provided that the required information is furnished to the IRS. Corporations and certain other entities described in the Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.

                              PLAN OF DISTRIBUTION

    A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; PROVIDED, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. In addition, until June 16, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Noes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be under writing compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters relating to the Exchange Notes offered hereby will be passed upon on behalf of the Company by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

    The financial statements as of and for the years ended September 30, 1997 and 1996 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of the Company for the year ended September 30, 1995 incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF OR THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS IN THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

Available Information.................           2
Incorporation of Certain Information
  By Reference........................           3
Prospectus Summary....................           4
Risk Factors..........................          14
Use of Proceeds.......................          18
Capitalization........................          19
Selected Consolidated Financial
  Information.........................          20
Exchange Offer........................          22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................          29
Business..............................          38
Management............................          48
Description of the Credit Facility....          50
Description of 1994 Notes.............          50
Description of Preferred Stock........          51
Description of Notes..................          51
Certain Federal Income Tax
  Consequences........................          80
Plan of Distribution..................          81
Legal Matters.........................          82
Experts...............................          82

                            ------------------------

    UNTIL JUNE 16, 1998 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  MAY 7, 1998

                                     [LOGO]

                             BEAZER HOMES USA, INC.

                             OFFER TO EXCHANGE ITS
                         8 7/8% SENIOR NOTES DUE 2008,
                           WHICH HAVE BEEN REGISTERED
                                     UNDER
                          THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          8 7/8% SENIOR NOTES DUE 2008

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